SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          ___________________________

                                  FORM 8-K

                                CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


                                Date of Report
            (Date of earliest event reported) - October 1, 2001


                           VALLEY NATIONAL BANCORP
               (Exact Name of Registrant as Specified in Charter)


                                 NEW JERSEY
               (State or Other Jurisdiction of Incorporation)


                             1-11277 22-2477875
           (Commission File Number) (IRS Employer Identification No.)


                  1455 Valley Road, Wayne, New Jersey  07470
                    (Address of Principal Executive Offices)


                              (973) 305-8800
                        (Registrant's Telephone Number)

Item 5 - Other Events

On January 19, 2001, Valley National Bancorp ("Valley") completed its acquisition of Merchants New York Bancorp, Inc. ("Merchants"). This Current Report on From 8-K is being filed to restate Valley's audited consolidated financial statements and notes thereto for the years ended December 31, 2000, 1999 and 1998 to reflect Valley's acquisition of Merchants, which was accounted for as a pooling-of-interests. The pooling-of-interests method of accounting requires the restatement of all periods presented as if Merchants and Valley had always been operated as a combined entity during such periods. This Current Report also includes Valley's Restated Management's Discussion and Analysis of Financial Condition and Results of Operations for the three years ended December 31, 2000, and Valley's Restated Selected Financial Data for the five years ended December 31, 2000.

Item 7 - Financial Statements and Exhibits

         23.1     Consent of KPMG LLP.

         99.1 Restated Selected Financial Data for the five years ended December 31, 2000.

         99.2 Restated Audited Consolidated Financial Statements and notes thereto for the three years ended December 31, 2000.

         99.3 Restated Management's Discussion and Analysis of Financial Condition and Results of Operations for the three years ended December 31, 2000.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                           VALLEY NATIONAL BANCORP


Dated: October 1, 2001                     By:      /s/ Alan D. Eskow__________
                                                    Alan D. Eskow
                                                    Principal Financial Officer
                                                    And Corporate Secretary

                              EXHIBIT INDEX


       23.1     Consent of KPMG LLP.

       99.1 Restated Selected Financial Data for the five years ended December 31, 2000.

       99.2 Restated Audited Consolidated Financial Statements and notes thereto for the three years ended December 31, 2000.

       99.3 Restated Management's Discussion and Analysis of Financial Condition and Results of Operations for the three years ended December 31, 2000.

                                                                  Exhibit 23.1

                          Independent Auditors' Consent



The Board of Directors
Valley National Bancorp:


We consent to incorporation by reference in the Registration Statements No.33-52809, No. 33-56933, No. 333-25419, No. 333-65993, No.333-75889,
No. 333-77673  and No.  333-80507 on Form S-8 and  Registration  Statement
No. 333-42958 on Form S-3 of Valley National Bancorp of our report dated September 14, 2001 relating to the restated consolidated statements of financial condition of Valley National Bancorp and subsidiaries as of December 31, 2000 and 1999 and the related restated consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the October 1, 2001 Current Report on Form 8-K of Valley National Bancorp.




KPMG LLP



Short Hills, New Jersey
September 28, 2001

                                                                  Exhibit 99.1



Selected Financial Data

The following selected financial data should be read in conjunction with Valley's Restated Consolidated Financial Statements and the accompanying notes presented elsewhere herein.

                                                                       Years ended December 31,
                                                   2000            1999            1998            1997           1996
                                                                  (in thousands, except for share data)
Summary of Operations:
Interest income (taxable  equivalent)              $ 575,003       $ 524,758       $ 505,096       $ 498,424      $ 470,037
Interest expense                                     252,648         208,792         208,531         212,436        202,050
Net interest income (taxable
   equivalent)                                       322,355         315,966         296,565         285,988        267,987
Less: tax equivalent adjustment                        6,797           6,940           7,535           8,785         10,098
   Net interest income                               315,558         309,026         289,030         277,203        257,889
Provision for loan losses                             10,755          11,035          14,070          14,830          6,536
   Net interest income after provision
   for loan losses                                   304,803         297,991         274,960         262,373        251,353
Gains on securities transactions, net                    355           2,625           1,480           2,158          1,137
Non-interest income                                   58,745          51,178          49,342          48,219         36,759
Non-interest expense                                 171,139         164,719         170,097         163,579        156,851
Income before income taxes                           192,764         187,075         155,685         149,171        132,398
Income tax expense                                    66,027          61,734          38,512          44,458         45,167
   Net income                                      $ 126,737       $ 125,341       $ 117,173       $ 104,713      $  87,231



                                                                     Years ended December 31,
                                      2000                1999               1998                1997               1996
                                                               (in thousands, except for share data)
Per Common Share (1)(2):
Earnings per share:
   Basic                                 $ 1.61            $  1.52            $   1.41            $  1.26             $  1.07
   Diluted                                 1.60               1.51                1.39               1.24                1.06
Dividends                                  0.98               0.93                0.85               0.73                0.66
Book value                                 8.41               8.04                8.41               7.75                7.13
Weighted average shares
   outstanding:
   Basic                             78,612,928         82,383,289          83,218,702         83,246,901          81,393,649
   Diluted                           79,235,570         83,162,607          84,361,995         84,111,102          82,052,900
Ratios:
Return on average assets                   1.66  %            1.70     %          1.70    %          1.54     %          1.34    %
Return on average shareholders'
equity                                    20.24              18.30               17.72              16.88               14.96
Average shareholders'
   equity to average assets                8.22               9.31                9.58               9.12                8.92
Dividend payout                           56.34              53.30               50.33              51.16               51.93
Risk-based capital:
   Tier 1 capital                         11.26              12.03               13.82              14.03               13.53
   Total capital                          12.33              13.17               15.05              15.15               14.81
   Leverage capital                        8.48               8.81                9.71               9.15                8.62
Financial Condition at
   Year-End:
Assets                               $7,901,260         $7,755,707          $7,168,540          6,882,167           6,768,951
Loans, net of allowance               5,127,115          4,927,621           4,446,806          4,245,011           4,022,070
Deposits                              6,136,828          6,010,233           5,904,473          5,756,168           5,861,594
Shareholders' equity                    655,982            652,708             702,787            646,794             599,867

(1) All per share amounts have been restated to reflect the 5 percent stock dividend issued May 18, 2001, and all prior stock splits and dividends.
(2) Share and earnings per share data for the year 1996 has not been restated for the acquisition of Wayne Bancorp, Inc. ("Wayne") as the issuance of capital stock in connection with the conversion from the mutual to stock form of Wayne Savings Bank occurred on June 27, 1996.


                                                                 Exhibit 99.2

Financial Statements and Supplementary Data


             RESTATED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                      December 31,
                                                                                   2000            1999
                                                                      (in thousands,  except for share data)
Assets
Cash and due from banks                                                             $239,105        $194,502
Federal funds sold                                                                    85,000         173,000
Investment securities held to maturity, fair value of $543,034 and
   $524,682 in 2000 and 1999, respectively (Notes 3 and 11)                          577,450         560,673
Investment securities available for sale (Notes 4 and 11)                          1,626,086       1,644,167
Loans (Notes 5 and 11)                                                             5,171,183       4,979,664
Loans held for sale (Note 5)                                                          17,927          12,185
Total loans                                                                        5,189,110       4,991,849
   Less: Allowance for loan losses (Note 6)                                         (61,995)        (64,228)
   Net loans                                                                       5,127,115       4,927,621
Premises and equipment, net (Note 8)                                                  91,215          90,783
Accrued interest receivable                                                           49,870          43,773
Other assets (Notes 7, 9 and 13)                                                     105,419         121,188
   Total assets                                                                   $7,901,260      $7,755,707
Liabilities
Deposits:
   Non-interest bearing                                                           $1,344,802      $1,243,317
Interest bearing:
      Savings                                                                      2,287,793       2,290,582
      Time (Note 10)                                                               2,504,233       2,476,334
         Total deposits                                                            6,136,828       6,010,233
Short-term borrowings (Note 11)                                                      426,014         439,113
Long-term debt (Note 11)                                                             591,808         564,881
Accrued expenses and other liabilities (Note 12)                                      90,628          88,772
     Total liabilities                                                             7,245,278       7,102,999
Commitments and contingencies (Note 14)
Shareholders' Equity (Notes 2, 12 and 15)
Preferred stock, no par value, authorized 30,000,000 shares;
   none issued                                                                            --              --
Common stock, no par value, authorized 113,953,711 shares;
   Issued 74,792,815 shares in 2000 and 75,219,160 shares in
      1999                                                                            32,015          32,220
Surplus                                                                              321,970         330,198
Retained earnings                                                                    317,855         339,617
Unallocated common stock held by employee benefit plan                                 (775)            (965)
Accumulated other comprehensive loss                                                 (2,307)         (23,865)
                                                                                    668,758          677,205
Treasury stock, at cost (502,471 shares in 2000 and 927,750
   shares in 1999)                                                                  (12,776)         (24,497)
   Total shareholders' equity                                                        655,982         652,708
      Total liabilities and shareholders' equity                                 $ 7,901,260      $7,755,707
See accompanying notes to restated consolidated financial  statements.
      statements.



                        RESTATED CONSOLIDATED STATEMENTS OF INCOME

                                                                            Years ended December 31,
                                                                       2000           1999          1998
                                                                     (in thousands, except for share data)
Interest Income
Interest and fees on loans (Note 5)                                     $ 419,952       $ 374,321       $ 362,468
Interest and dividends on investment securities:
   Taxable                                                                126,988         122,523         111,195
   Tax-exempt                                                              11,602          11,922          12,928
   Dividends                                                                5,412           4,351           3,094
Interest on federal funds sold and other short-term investments             4,252           4,701           7,876
   Total interest income                                                  568,206         517,818         497,561
Interest Expense
Interest on deposits:
   Savings deposits                                                        57,470          49,170          53,515
   Time deposits (Note 10)                                                133,156         120,531         131,156
Interest on short-term borrowings (Note 11)                                26,598          16,394          15,054
Interest on long-term debt (Note 11)                                       35,424          22,697           8,806
   Total interest expense                                                 252,648         208,792         208,531
Net Interest Income                                                       315,558         309,026         289,030
Provision for loan losses (Note 6)                                         10,755          11,035          14,070
Net Interest Income after Provision for Loan Losses                       304,803         297,991         274,960
Non-Interest Income
Trust and investment services                                               3,563           2,414           1,813
Service charges on deposit accounts                                        18,180          15,864          15,297
Gains on securities transactions, net (Note 4)                                355           2,625           1,480
Fees from loan servicing (Note 7)                                          10,902           8,387           7,382
Credit card fee income                                                      8,403           8,655          10,153
Gains on sales of loans, net                                                2,227           2,491           4,863
Other                                                                      15,470          13,367           9,834
   Total non-interest income                                               59,100          53,803          50,822
Non-Interest Expense
Salary expense (Note 12)                                                   76,116          70,596          68,076
Employee benefit expense (Note 12)                                         18,037          17,406          16,267
FDIC insurance premiums                                                     1,239           1,350           1,404
Net occupancy expense (Notes 8 and 14)                                     15,469          14,641          16,344
Furniture and equipment expense (Note 8)                                   10,731           9,299           9,943
Credit card expense                                                         5,032           5,070           9,066
Amortization of intangible assets (Note 7)                                  7,725           5,369           5,780
Advertising                                                                 4,682           5,336           4,813
Merger-related charges (Note 2)                                                --           3,005           4,539
Other                                                                      32,108          32,647          33,865
   Total non-interest expense                                             171,139         164,719         170,097
Income Before Income Taxes                                                192,764         187,075         155,685
Income tax expense (Note 13)                                               66,027          61,734          38,512
Net Income                                                              $ 126,737       $ 125,341       $ 117,173
Earnings Per Share:
   Basic                                                                 $   1.61        $   1.52        $   1.41
   Diluted                                                                   1.60            1.51            1.39
Weighted Average Number of Shares
   Outstanding:
   Basic                                                               78,612,928      82,383,289      83,218,702
   Diluted                                                             79,235,570      83,162,607      84,361,995
See accompanying notes to restated consolidated financial
statements.


       RESTATED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                 Unallocated
                                                                                   Common      Accumulated
                                                                                 Stock Held       Other                   Total
                                  Preferred   Common                 Retained        by       Comprehensive  Treasury  Shareholders'
                                                                                  Employee
                                    Stock      Stock      Surplus    Earnings     Benefit     (Loss)Income     Stock      Equity
                                                                                    Plan
                                                                           (in thousands)
Balance-December 31, 1997            $    --  $ 32,276   $ 341,214    $269,095    $  (1,604)  $    12,508   $   (6,695)  $ 646,794
  Comprehensive income:
  Net income                              --        --          --     117,173            --           --           --     117,173
  Other comprehensive income, net of
  tax:
    Unrealized gains on securities
    available for sale, net of tax        --        --          --          --            --        2,040           --
    of $1,232
    Less reclassification adjustment
    for gains included in net income,
     net of tax of $(548)                 --        --          --          --            --         (932)          --
    Foreign currency translation
    adjustment                            --        --          --          --            --         (509)          --
  Other comprehensive income              --        --          --          --            --          599           --        599
  Total comprehensive income              --        --          --          --            --           --           --    117,772
  Cash dividends                          --        --          --    (61,056)            --           --           --    (61,056)
  Effect of stock incentive plan, net     --        56        (392)      (850)            --           --        3,713      2,527
  Common stock repurchased and retired    --       (65)         --       (349)            --           --           --       (414)
  Allocation of employee benefit plan
  shares                                  --        --         381         --           273            --           --        654
  Issuance of shares from treasury        --        89       1,455     (1,830)            --           --        6,520      6,234
  Purchase of treasury stock              --        --          --          --            --           --       (9,724)    (9,724)
  Balance-December 31, 1998               --    32,356     342,658    322,183        (1,331)       13,107       (6,186)   702,787
  Comprehensive income:
  Net income                              --        --          --    125,341             --           --        --       125,341
  Other comprehensive loss, net of tax:
    Unrealized losses on securities
    available for sale, net of tax of
  $(24,122)                               --        --          --          --            --      (35,739)          --
    Less reclassification adjustment
  for gains
     included in net income, net of
  tax of $(958)                           --        --          --          --            --       (1,667)          --
    Foreign currency translation
  adjustment                              --        --          --          --            --          434           --
  Other comprehensive loss                --        --          --          --            --      (36,972)          --    (36,972)
  Total comprehensive income              --        --          --          --            --           --           --     88,369
  Cash dividends                          --        --          --    (68,694)            --           --           --    (68,694)
  Effect of stock incentive plan, net     --       (8)       (151)     (1,522)            --           --        4,067      2,386
  Stock dividend                          --     (128)     (7,164)    (36,057)            --           --       44,207        858
  Allocation of employee benefit plan
  shares                                  --        --       1,125          --           366           --          370      1,861
  Issuance of shares from treasury        --        --     (6,270)     (1,634)            --           --        8,541        637
  Purchase of treasury stock              --        --          --          --            --           --      (75,496)   (75,496)
  Balance-December 31, 1999               --    32,220     330,198    339,617           (965)     (23,865)     (24,497)   652,708
  Comprehensive income:
  Net income                              --        --          --    126,737             --           --           --    126,737
  Other comprehensive income, net of
  tax:
     Unrealized gains on securities
       available for sale, net of tax
  of  $15,396                             --        --          --         --             --       22,045           --
     Less reclassification adjustment
  for gains
     included  in  net  income,  net of
    tax of $(129)                         --        --          --         --             --         (226)          --
  Foreign currency translation
  adjustment                              --        --          --         --             --         (261)          --
  Other comprehensive income              --        --          --         --             --       21,558           --    21,558
    Total comprehensive income            --        --          --         --             --           --           --   148,295
  Cash dividends                          --        --          --    (71,407)            --           --           --   (71,407)
  Effect of stock incentive plan, net     --     (205)     (1,768)     (2,969)            --           --        8,175     3,233
  Stock dividend                          --        --          --    (73,008)            --           --       73,008        --
  Allocation of employee benefit plan
  shares                                  --        --         921         --            190           --          573     1,684
  Issuance of shares from treasury        --        --     (7,381)     (1,115)            --           --        9,126       630
  Purchase of treasury stock              --        --          --          --            --           --      (79,161)  (79,161)
  Balance-December 31, 2000               --   $ 32,015  $321,970   $ 317,855      $   (775)    $ (2,307)    $ (12,776) $655,982

  See accompanying notes to restated consolidated financial statements.



                        RESTATED CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                         Years ended December 31,
                                                                                  2000             1999              1998
Cash flows from operating activities:                                                         (in thousands)
   Net income                                                                     $  126,737       $  125,341        $  117,173
   Adjustments to reconcile net income to net cash
          Provided by operating activities:
      Depreciation and amortization                                                   17,248           14,079            16,067
      Amortization of compensation costs pursuant to
          long-term stock incentive plan                                               1,532            1,091             1,036
      Provision for loan losses                                                       10,755           11,035            14,070
      Net amortization of premiums and accretion of discounts                          4,023            8,939            10,884
      Net deferred income tax benefit                                                  (561)            (341)            (2,578)
      Net gains on securities transactions                                             (355)          (2,625)            (1,480)
      Proceeds from sales of loans                                                    40,758           76,113           181,020
      Gain on sales of loans                                                         (2,227)          (2,491)            (4,863)
      Originations of loans held for sale                                           (44,273)         (62,352)          (182,961)
      Proceeds from sale of premises and equipment                                      626               --                --
      Gain on sale of premises and equipment                                           (474)              --                --
      Net (increase)decrease in accrued interest receivable
           and other assets                                                            (421)         (18,581)             4,203
      Net (decrease)increase in accrued expenses and other liabilities                 (472)          26,052             (2,514)
      Net cash provided by operating activities                                      152,896         176,260            150,057

Cash flows from investing activities:
      Purchases and originations of mortgage servicing rights                        (2,696)         (20,419)           (11,986)
      Proceeds from sales of investment securities available for sale                 10,761           50,332           132,524
      Proceeds from maturing investment securities available for sale                328,544          576,423           595,446
      Purchases of investment securities available for sale                        (294,605)        (640,430)          (766,705)
      Purchases of investment securities held to maturity                           (93,995)        (195,958)          (162,139)
      Proceeds from maturing investment securities held to maturity                   76,259          104,370           125,683
      Proceeds from sales of trading account securities                                   --            1,415                --
      Net decrease(increase) in federal funds sold and other
           short-term investments                                                     88,000         (59,900)            (1,975)
      Net increase in loans made to customers                                      (203,658)        (503,131)          (208,583)
      Purchases of premises and equipment, net of sales                             (10,222)          (9,834)           (11,526)
      Net cash used in investing activities                                        (101,612)        (697,132)          (309,261)

Cash flows from financing activities:
      Net increase in deposits                                                       126,595          105,761           148,305
      Net (decrease)increase in short-term borrowings                               (13,099)          172,213            16,105
      Advances of long-term debt                                                      80,000          402,000           120,000
      Repayments of long-term debt                                                  (53,073)         (50,068)           (53,063)
      Dividends paid to common shareholders                                         (71,723)         (66,801)           (58,974)
      Addition of common shares to treasury                                         (79,161)         (75,496)            (9,724)
      Common stock issued, net of cancellations                                       3,780            3,408              8,532
      Net cash (used in) provided by financing activities                            (6,681)         491,017            171,181

      Net increase(decrease) in cash and cash equivalents                             44,603         (29,855)            11,977
      Cash and cash equivalents at beginning of year                                 194,502         224,357            212,380
      Cash and cash equivalents at end of year                                    $  239,105      $  194,502         $  224,357
Supplemental disclosure of cash flow information:
       Cash paid during the year for interest on deposits
          and borrowings                                                          $  246,614       $  208,904        $  210,152
       Cash paid during the year for federal and state income taxes                   64,539           64,347            40,912
       Transfer of securities from held to maturity to available for
          sale                                                                            --           42,387             1,592
See accompanying notes to restated consolidated financial statements.


                    NOTES TO RESTATED CONSOLIDATED FINANCIAL STATEMENTS


SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Note 1)

Business

Valley National Bancorp ("Valley") is a bank holding company whose principal wholly-owned subsidiary is Valley National Bank ("VNB"), a national banking association providing a full range of commercial, retail and trust and investment services through its branch and ATM network throughout northern New Jersey and Manhattan. VNB also lends, through its consumer division and SBA program, to borrowers covering territories outside of its branch network. VNB is subject to intense competition from other financial services companies and is subject to the regulation of certain federal and state agencies and undergoes periodic examinations by certain regulatory authorities.

VNB has several wholly-owned subsidiaries which include a mortgage servicing company, a company which holds, maintains and manages investment assets for VNB, a subsidiary which owns and services auto loans, a subsidiary which owns and services commercial mortgage loans, a title insurance agency, asset management advisers which are SEC registered investment advisors, an Edge Act Corporation which is the holding company for a wholly-owned finance company located in Toronto, Canada, a subsidiary which specializes in asset-based lending, and a real estate investment trust which owns real estate related investments. Many of these subsidiaries transact business with VNB as well as third parties.

Basis of Presentation

The restated consolidated financial statements of Valley include the accounts of its principal commercial bank subsidiary, VNB and its wholly-owned subsidiaries. All intercompany transactions and balances have been  eliminated.  The  restated  consolidated  financial statements  give
retroactive   effect  to  the  merger  of  Valley  National   Bancorp  and
Merchants  New  York  Bancorp,   Inc.  Certain reclassifications  have been
made in the restated consolidated financial statements for 1999 and 1998 to conform to the classifications presented for 2000.

In preparing the restated consolidated financial statements, management has made estimates and assumptions that effect the reported amounts of assets and liabilities as of the date of the statements of condition and results of operations for the periods indicated. Actual results could differ significantly from those estimates.

Investment Securities

Investments are classified into three categories: held to maturity; available for sale; and trading. Valley's investment portfolio consists of each of these three categories.

Investment securities held to maturity, except for equity securities, are carried at cost and adjusted for amortization of premiums and accretion of discounts by using the interest method over the term of the investment.

Management has identified those investment securities which may be sold prior to maturity. These investment securities are classified as available for sale in the accompanying consolidated statements of financial condition and are recorded at fair value on an aggregate basis. Unrealized holding gains and losses on such securities are excluded from earnings, but are included as a component of accumulated other comprehensive income which is included in shareholders' equity, net of deferred tax. Realized gains or losses on the sale of investment securities available for sale are recognized by the specific identification method and shown as a separate component of non-interest income.

Trading securities are recorded at market value. Market value adjustments resulting from unrealized gains (losses) on such securities are included in non-interest income.

Loans and Loan Fees

Loan origination and commitment fees, net of related costs, are deferred and amortized as an adjustment of loan yield over the estimated life of the loans approximating the effective interest method.

Loans held for sale consist of residential mortgage loans and SBA loans, and are carried at the lower of cost or estimated fair market value using the aggregate method.

Interest income is not accrued on loans where interest or principal is 90 days or more past due or if in management's judgement the ultimate collectibility of the interest is doubtful. Exceptions may be made if the loan is sufficiently collateralized and in the process of collection. When a loan is placed on non-accrual status, interest accruals cease and uncollected accrued interest is reversed and charged against current income. Payments received on non-accrual loans are applied against principal. A loan may only be restored to an accruing basis when it becomes well secured and in the process of collection and all past due amounts have been collected.

The value of an impaired loan is measured based upon the present value of expected future cash flows discounted at the loan's effective interest rate, or the fair value of the collateral if the loan is collateral dependent. Smaller balance homogeneous loans that are collectively evaluated for impairment, such as residential mortgage loans and installment loans, are specifically excluded from the impaired loan portfolio. Valley has defined the population of impaired loans to be all non-accrual loans and other loans considered to be impaired as to principal and interest, consisting primarily of commercial real estate loans. The impaired loan portfolio is primarily collateral dependent. Impaired loans are individually assessed to determine that each loan's carrying value is not in excess of the fair value of the related collateral or the present value of the expected future cash flows.

Valley originates loans guaranteed by the SBA. The principal amount of these loans is guaranteed between 75 percent and 80 percent, subject to certain dollar limitations. Valley generally sells the guaranteed portions of these loans and retains the unguaranteed portions as well as the rights to service the loans. Gains are recorded on loan sales based on the cash proceeds in excess of the assigned value of the loan, as well as the value assigned to the rights to service the loan.

Credit card loans primarily represent revolving MasterCard credit card loans. Interest on credit card loans is recognized based on the balances outstanding according to the related cardmember agreements. Direct origination costs are deferred and amortized over 24 months, the term of the cardmember agreement, on a straight-line basis. Net direct origination costs include costs associated with credit card originations that are incurred in transactions with independent third parties and certain costs relating to loan origination programs and the preparation and processing of loan documents, net of fees received. Ineligible direct origination costs are expensed as incurred.

Valley's lending is primarily in northern New Jersey and Manhattan, with the exception of an out-of-state auto lending program.

Allowance for Loan Losses

The allowance for loan losses ("allowance") is increased through provisions charged against current earnings and additionally by crediting amounts of recoveries received, if any, on previously charged-off loans. The allowance is reduced by charge-offs on loans which are determined to be a loss, in accordance with established policies, when all efforts of collection have been exhausted.

The allowance for loan losses is maintained at a level estimated to absorb loan losses inherent in the loan portfolio as well as other credit risk related charge-offs. The allowance is based on ongoing evaluations of the probable estimated losses inherent in the loan portfolio. VNB's methodology for evaluating the appropriateness of the allowance consists of several significant elements, which include the allocated allowance, specific allowances for identified problem loans and portfolio segments and the unallocated allowance. The allowance also incorporates the results of measuring impaired loans as called for in Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118 "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures."

VNB's allocated allowance is calculated by applying loss factors to outstanding loans. The formula is based on the internal risk grade of loans or pools of loans. Any change in the risk grade of performing and/or non-performing loans affects the amount of the related allowance. Loss factors are based on VNB's historical loss experience and may be adjusted for significant circumstances that, in management's judgment, affect the collectibility of the portfolio as of the evaluation date.

Management establishes an unallocated portion of the allowance to cover inherent losses incurred within a given loan category which have not been otherwise identified or measured on an individual basis. Such unallocated allowance includes management's evaluation of local and national economic and business conditions, portfolio concentrations, information risk, operational risk, credit quality and delinquency trends. The unallocated portion of the allowance reflects management's attempt to ensure that the overall allowance reflects a margin for imprecision and the uncertainty that is inherent in estimates of expected credit losses.

Premises and Equipment, Net

Premises and equipment are stated at cost less accumulated depreciation computed using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are stated at cost less accumulated amortization computed on a straight-line basis over the term of the lease or estimated useful life of the asset, whichever is shorter. Major improvements are capitalized, while repairs and maintenance costs are charged to operations as incurred. Upon retirement or disposition, any gain or loss is credited or charged to operations.

Other Real Estate Owned

Other real estate owned ("OREO"), acquired through foreclosure on loans secured by real estate, is reported at the lower of cost or fair value, as established by a current appraisal, less estimated costs to sell, and is included in other assets. Any write-downs at the date of foreclosure are charged to the allowance for loan losses.

An allowance for OREO has been established to record subsequent declines in estimated net realizable value. Expenses incurred to maintain these properties and realized gains and losses upon sale of the properties are included in other non-interest expense and other non-interest income, as appropriate.

Intangible Assets

Intangible assets resulting from acquisitions under the purchase method of accounting consist of goodwill and core deposit intangibles. Goodwill recorded prior to 1987 is being amortized on a straight-line basis over 25 years. Goodwill recorded in 2000 and 1999 is being amortized on a straight-line basis over 10 years. Core deposit intangibles are amortized on accelerated methods over the estimated lives of the assets. Goodwill and core deposit intangibles are included in other assets.

Loan Servicing Rights

Loan servicing rights are generally recorded when purchased or originated loans are sold, with servicing rights retained. The cost of each loan is allocated between the servicing right and the loan (without the servicing right) based on their relative fair values. Loan servicing rights, which are classified in other assets, are amortized over the estimated net servicing life and are evaluated on a quarterly basis for impairment based on their fair value. The fair value is estimated using the present value of expected future cash flows along with numerous assumptions including servicing income, cost of servicing, discount rates, prepayment speeds, and default rates. Impairment adjustments, if any, are recognized through the use of a valuation allowance.

Stock-Based Compensation

Valley accounts for its stock option plan in accordance with Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25"). In accordance with APB 25, no compensation expense is recognized for stock options issued to employees since the options have an exercise price equal to the market value of the common stock on the day of the grant. Valley provides the fair market disclosure required by Statement of Financial Accounting Standards ("SFAS") No. 123 "Accounting for Stock-based Compensation."

Income Taxes

Deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

Comprehensive Income

SFAS No. 130, "Reporting Comprehensive Income" established standards for the reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. Valley's components of other comprehensive income include unrealized gains (losses) on securities available for sale, net of tax, and the foreign currency translation adjustment. Valley provides the required disclosure in the Consolidated Statements of Changes in Shareholders' Equity.

Earnings Per Share

For Valley, the numerator of both the Basic and Diluted EPS is equivalent to net income. The weighted average number of shares outstanding used in the denominator for Diluted EPS is increased over the denominator used for Basic EPS by the effect of potentially dilutive common stock equivalents utilizing the treasury stock method. For Valley, common stock equivalents are common stock options outstanding.

All share and per share amounts have been restated to reflect the 5 percent stock dividend issued May 18, 2001, and all prior stock dividends and splits.

The following table shows the calculation of both Basic and Diluted earnings per share for the years ended December 31, 2000, 1999 and 1998.


                                                             Years ended December 31,
                                                  2000                 1999                 1998
                                                       (in thousands, except for share data)
Net Income                                          $126,737             $125,341             $117,173

Basic   weighted-average    number   of
shares outstanding                                78,612,928           82,383,289           83,218,702

Plus:  Common stock equivalents                      622,642              779,318            1,143,293

Diluted weighted-average number of
shares outstanding                                79,235,570           83,162,607           84,361,995

Earnings per share:
   Basic                                            $   1.61             $   1.52             $   1.41
   Diluted                                              1.60                 1.51                 1.39


At December 31, 2000 and 1999 there were 69 thousand and 286 thousand stock options not included as common stock equivalents because the exercise prices exceeded the average market value.

Treasury Stock

Treasury stock is recorded using the cost method and accordingly is presented as an unallocated reduction of shareholders' equity.

Impact of Future Accounting Changes

Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"), was issued by the FASB in June 1998. SFAS No. 133 standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts. Under the standard, entities are required to carry all derivative instruments in the statement of financial condition at fair value. Valley would have had to adopt SFAS No. 133 by January 1, 2000. However,
SFAS No. 137 extended the adoption of SFAS No. 133 to periods beginning after June 15, 2000. In June of 2000, the FASB issued Statement of Financial Accounting Standards No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of FASB Statement No. 133 and 137," which amends the accounting and reporting standards of SFAS

No. 133 for derivative instruments. Upon adoption, the provisions of SFAS No. 133 must be applied prospectively. The adoption of SFAS No. 133, SFAS No. 137 and SFAS No. 138 effective on January 1, 2001 did not have a material impact on the financial statements.

The FASB has issued Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 140"). SFAS No. 140 replaces SFAS No. 125. SFAS No. 140 resolves certain implementation issues, but it carries forward most of SFAS No. 125's provisions without change. SFAS No. 140 is effective for transfers occuring after March 31, 2001 and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. Valley anticipates that the adoption of SFAS No. 140 will not have a material impact on the financial statements.

ACQUISITIONS (Note 2)

On January 19, 2001 Valley completed its merger with Merchants New York Bancorp, Inc. ("Merchants"), parent of The Merchants Bank of New
York headquartered in Manhattan. Under the terms of the merger agreement, each outstanding share of Merchants common stock was exchanged for 0.7634 shares of Valley common stock. As a result, a total of approximately 14 million shares of Valley common stock were exchanged (the exchange rate and number of shares exchanged have not been restated for the 5 percent stock dividend issued May 18, 2001). This merger added seven branches in Manhattan. The transaction was accounted for utilizing the pooling-of-interests method of accounting. The consolidated financial statements of Valley have been restated to include Merchants for all periods presented. Separate results of the combining companies for the years ended December 31, 2000, 1999 and 1998 are as follows:


                                                                                   Years ended December 31,
                                                                              2000           1999            1998
                                                                                        (in thousands)
Net interest income after provision for possible loan losses:
Valley                                                                        $ 251,967      $ 249,238       $ 230,990
Merchants                                                                        52,836         48,753          43,970
                                                                              $ 304,803      $ 297,991       $ 274,960
Net Income:
Valley                                                                        $ 106,773      $ 106,324       $ 101,271
Merchants                                                                        19,964         19,017          15,902
                                                                              $ 126,737      $ 125,341       $ 117,173



On July 6, 2000, Valley acquired Hallmark Capital Management, Inc. ("Hallmark"), a Fairfield, NJ based investment management firm with $195 million of assets under management. Hallmark's purchase was a stock merger with subsequent earn out payments. Hallmark's operations will continue as a wholly-owned subsidiary of VNB. The transaction was accounted for as a purchase and resulted in goodwill of approximately $1.2 million, as of December 31, 2000, which is being amortized over a 10 year period.

On June 11, 1999, Valley acquired Ramapo Financial Corporation ("Ramapo"), parent of The Ramapo Bank headquartered in Wayne, New Jersey. At the date of acquisition, Ramapo had total assets of $344.0 million and deposits of $299.5 million, with eight branch offices. The transaction was accounted for using the pooling-of-interests method of accounting and resulted in the issuance of approximately 4.0 million shares of Valley common stock. Each share of common stock of Ramapo was exchanged for 0.44625 shares of Valley common stock (the exchange rate and number of shares exchanged have not been restated for subsequent stock dividends). The consolidated financial statements of Valley have been restated to include Ramapo for all periods presented.

During the second quarter of 1999, Valley recorded a merger-related charge of $3.0 million related to the acquisition of Ramapo. On an after tax basis, the charge totaled $2.2 million or $0.03 per diluted share. The charge includes only identified direct and incremental costs associated with this acquisition. Items included in the charge include the following: personnel expenses which include severance payments and benefits for terminated employees, principally, two senior executives of Ramapo; real estate expenses related to the closing of a duplicate branch; professional fees which include investment banking, accounting and legal fees; and other expenses which include termination of data processing service contracts and the write-off of supplies and other assets not considered useful in the operation of the combined entity. The major components of the merger-related charge, consisting of real estate dispositions, professional fees, personnel expenses and other expenses, totaled $300 thousand, $1.1 million, $1.1 million and $500 thousand, respectively.

During the second quarter of 1999, Valley National Bank received approval and a license from the New Jersey Department of Banking and Insurance to sell title insurance through a separate subsidiary, known as Wayne Title, Inc. After the close of the second quarter, Valley acquired the assets of an agency office of Commonwealth Land Title Insurance Company for $784 thousand and began to sell, as agent, both commercial and residential title insurance policies. The transaction was accounted for as a purchase, at which time goodwill of $728 thousand was recorded.

On July 30, 1999, Valley acquired New Century Asset Management, Inc., a registered investment advisor and NJ-based money manager with approximately $120 million of assets under management. At closing, Valley paid an initial consideration of $640 thousand. The balance due will be paid on an earn-out basis over a five-year period, based upon a pre-determined formula. New Century will continue its operations as a wholly-owned subsidiary of Valley National Bank. The transaction was accounted for as a purchase, at which time goodwill of $1.3 million was recorded.

On October 16, 1998, Valley acquired Wayne Bancorp, Inc. ("Wayne"), parent of Wayne Savings Bank, F.S.B., headquartered in Wayne, New Jersey. At the date of acquisition, Wayne had total assets of $272.0 million and deposits of $206.0 million, with six branch offices. The transaction was accounted for using the pooling-of-interests method of accounting and resulted in the issuance of approximately 2.4 million shares of Valley common stock. Each share of common stock of Wayne was exchanged for 1.1 shares of Valley common stock (the exchange rate and number of shares exchanged have not been restated for subsequent stock dividends). The consolidated financial statements of Valley have been restated to include Wayne for all periods presented.

During 1998, Valley recorded a merger-related charge of $4.5 million, related to the acquisition of Wayne. On an after tax basis, the charge totaled $3.2 million or $0.05 per diluted share. The charge includes only identified direct and incremental costs associated with this acquisition. Items included in the charge include the following: personnel expenses which include severance payments and benefits for terminated employees, principally, ten senior executives and directors at Wayne; real estate expenses related to the closing of duplicate facilities, professional fees which include investment banking, accounting and legal fees; and other expenses which include termination of data processing service contracts and the write-off of supplies and other assets not considered useful in the operation of the combined entity. The major components of the merger-related charge are for real estate dispositions, professional fees, personnel expenses and other expenses total $1.5 million, $1.4 million, $1.0 million and $600 thousand, respectively.

INVESTMENT SECURITIES HELD TO MATURITY (Note 3)

The amortized cost, gross unrealized gains and losses and fair value of securities held to maturity at December 31, 2000 and 1999 were as follows:


                                                                                      December 31, 2000
                                                                                   Gross             Gross
                                                               Amortized         Unrealized       Unrealized           Fair
                                                                  Cost             Gains            Losses            Value
                                                                                       (in thousands)

Obligations of states and political subdivisions                  $   78,062         $   1,611        $     (1)        $   79,672
Mortgage-backed securities                                           209,836             3,557            (369)           213,024
Other debt securities                                                249,414                --         (39,214)           210,200
     Total debt securities                                           537,312             5,168         (39,584)           502,896
FRB & FHLB stock                                                      40,138                --               --            40,138
     Total investment securities held to maturity                 $  577,450         $   5,168      $  (39,584)        $  543,034


                                                                                      December 31, 1999
                                                                                   Gross             Gross
                                                               Amortized         Unrealized       Unrealized           Fair
                                                                  Cost             Gains            Losses            Value
                                                                                       (in thousands)

Obligations of states and political subdivisions                   $  88,220          $    665      $   (1,544)         $  87,341
Mortgage-backed securities                                           184,746             1,793          (3,722)           182,817
Other debt securities                                                250,286                --         (33,183)           217,103
   Total debt securities                                             523,252             2,458         (38,449)           487,261
FRB & FHLB stock                                                      37,421                --              --             37,421
     Total investment securities held to maturity                 $  560,673         $   2,458      $  (38,449)        $  524,682


The contractual maturities of investments in debt securities held to maturity at December 31, 2000, are set forth in the following table:

                                                                     December 31, 2000
                                                                   Amortized           Fair
                                                                      Cost             Value
                                                                         (in thousands)

Due in one year                                                       $   24,297       $   24,442
Due after one year through five years                                      8,296            8,519
Due after five years through ten years                                    21,605           22,191
Due after ten years                                                      273,278          234,720
                                                                         327,476          289,872
Mortgage-backed securities                                               209,836          213,024
     Total debt securities held to maturity                           $  537,312       $  502,896


Actual maturities of debt securities may differ from those presented above since certain obligations provide the issuer the right to call or prepay the obligation prior to scheduled maturity without penalty.

The weighted-average remaining life for mortgage-backed securities held to maturity was 2.9 years at December 31, 2000, and 3.0 years at December 31, 1999.

In June 1999, in connection with the Ramapo acquisition, Valley reassessed the classification of securities held in the Ramapo investment portfolio and transferred $42.4 million of securities held to maturity to securities available for sale to conform to Valley's investment objectives. In 1998, in connection with the Wayne acquisition, Valley reassessed the classification of securities held in the Wayne portfolio and transferred $1.6 million of securities held to maturity to securities available for sale to conform with Valley's investment objectives.

INVESTMENT SECURITIES AVAILABLE FOR SALE (Note 4)

The amortized cost, gross unrealized gains and losses and fair value of securities available for sale at December 31, 2000 and 1999 were as follows:


                                                                                      December 31, 2000
                                                                                    Gross            Gross
                                                                  Amortized       Unrealized       Unrealized        Fair
                                                                    Cost            Gains            Losses          Value
                                                                                        (in thousands)
U.S. Treasury securities and other government
   agencies and corporations                                        $ 151,535           $   453      $  (1,367)         $ 150,621
Obligations of states and political subdivisions                      143,454               885           (395)           143,944
Mortgage-backed securities                                          1,283,741            10,790         (9,136)         1,285,395
   Total debt securities                                            1,578,730            12,128        (10,898)         1,579,960
Equity securities                                                      50,478             1,899         (6,251)            46,126
     Total investment securities available for sale                $1,629,208         $  14,027      $ (17,149)        $1,626,086


                                                                                      December 31, 1999
                                                                                   Gross             Gross
                                                               Amortized         Unrealized       Unrealized           Fair
                                                                  Cost             Gains            Losses            Value
                                                                                       (in thousands)
U.S. Treasury securities and other government
    agencies and corporations                                      $ 120,862          $      2       $  (3,653)         $ 117,211
Obligations of states and political subdivisions                     163,388               670          (3,778)           160,280
Mortgage-backed securities                                         1,310,089             5,304         (33,654)         1,281,739
Other debt securities                                                 39,885                --              --             39,885
     Total debt securities                                         1,634,224             5,976         (41,085)         1,599,115
Equity securities                                                     50,151             1,252          (6,351)            45,052
     Total investment securities available for sale               $1,684,375         $   7,228       $ (47,436)        $1,644,167



The contractual maturities of investments in debt securities available for sale at December 31, 2000, are set forth in the following table:


                                                                                 December 31, 2000
                                                                             Amortized            Fair
                                                                                Cost             Value
                                                                                    (in thousands)

Due in one year                                                                 $   53,915        $   53,866
Due after one year through five years                                              152,117           151,323
Due after five years through ten years                                              68,698            69,035
Due after ten years                                                                 20,259            20,341
                                                                                   294,989           294,565
Mortgage-backed securities                                                       1,283,741         1,285,395
     Total debt securities available for sale                                  $ 1,578,730       $ 1,579,960



Actual maturities on debt securities may differ from those presented above since certain obligations provide the issuer the right to call or prepay the obligation prior to scheduled maturity without penalty.

The weighted-average remaining life for mortgage-backed securities available for sale at December 31, 2000 and 1999 was 5.2 years and 5.0 years, respectively.

Gross gains (losses) realized on sales, maturities and other securities transactions, related to securities available for sale, and (losses) gains on trading account securities included in earnings for the years ended
December 31, 2000, 1999 and 1998 were as follows:



                                                                      2000             1999              1998
                                                                                  (in thousands)
Sales transactions:
     Gross gains                                                        $    355        $   2,963          $    785
     Gross losses                                                             --             (138)              (21)
                                                                             355            2,825               764
Maturities and other securities transactions:
     Gross gains                                                              --              --                124
     Gross losses                                                             --             (23)                --
                                                                              --             (23)               124
(Losses)gains on trading account securities                                   --            (177)               592
     Gains on securities transactions, net                              $    355        $   2,625         $   1,480



Cash proceeds from sales transactions were $10.8 million, $51.7 million and $132.5 million for the years ended 2000, 1999 and 1998, respectively. For 1999 cash proceeds include $1.4 million from sales of trading account securities.


LOANS (Note 5)

The detail of the loan portfolio as of December 31, 2000 and 1999 was as follows:


                                                                        2000                   1999
                                                                               (in thousands)

Commercial                                                             $    1,026,793          $     929,673
           Total commercial loans                                           1,026,793                929,673
Construction                                                                  160,932                123,531
Residential mortgage                                                        1,301,851              1,250,551
Commercial mortgage                                                         1,258,549              1,178,734
           Total mortgage loans                                             2,721,332              2,552,816
Home equity                                                                   306,038                276,261
Credit card                                                                    94,293                 92,097
Automobile                                                                    976,177              1,054,542
Other consumer                                                                 64,477                 86,460
           Total consumer loans                                             1,440,985              1,509,360
Total loans                                                            $    5,189,110         $    4,991,849


Included in the table above are loans held for sale in the amount of $17.9 million and $12.2 million at December 31, 2000 and 1999, respectively.

VNB grants loans in the ordinary course of business to its directors, executive officers and their affiliates, on the same terms and under the same risk conditions as those prevailing for comparable transactions with outside borrowers.

The following table summarizes the change in the total amounts of loans and advances to directors, executive officers, and their affiliates during the year 2000:

                                                                                2000
                                                                           (in thousands)

Outstanding at beginning of year                                                $     33,856
New loans and advances                                                                22,819
Repayments                                                                           (20,091)
Outstanding at end of year                                                      $     36,584



The outstanding balances of loans which are 90 days or more past due as to principal or interest payments and still accruing, non-performing assets, and troubled debt restructured loans at December 31, 2000 and 1999 were as follows:

                                                                            2000               1999
                                                                                (in thousands)

Loans past due in excess of 90 days and still accruing                       $   14,952         $   12,194

Non-accrual loans                                                            $    3,883         $    3,910
Other real estate owned                                                             129              2,256
     Total non-performing assets                                             $    4,012         $    6,166

Troubled debt restructured loans                                             $     949          $    4,852


The amount of interest income that would have been recorded on non-accrual loans in 2000, 1999 and 1998 had payments remained in accordance with the original contractual terms approximated $458 thousand, $676 thousand and $1.4 million, respectively, while the actual amount of interest income recorded on these types of assets in 2000, 1999 and 1998 totaled $584 thousand, $1.3 million and $378 thousand, respectively, resulting in (recovered) lost interest income of ($126) thousand and ($624) thousand and $1.0 million, respectively.

At December 31, 2000, there were no commitments to lend additional funds to borrowers whose loans were non-accrual, classified as troubled debt restructured loans, or contractually past due in excess of 90 days and still accruing interest.

The impaired loan portfolio is primarily collateral dependent. Impaired loans and their related specific and general allocations to the allowance for loan losses totaled $3.4 million and $949 thousand, respectively, at December 31, 2000 and $13.9 million and $2.0 million, respectively, at December 31, 1999. The average balance of impaired loans during 2000 and 1999 was approximately $11.8 million and $13.7 million, respectively. The amount of cash basis interest income that was recognized on impaired loans during 2000, 1999 and 1998 was $160 thousand, $616 thousand and $1.1 million, respectively.

ALLOWANCE FOR LOAN LOSSES (Note 6)

Transactions recorded in the allowance for loan losses during 2000, 1999 and 1998 were as follows:

                                                              2000                 1999                 1998
                                                                              (in thousands)

Balance at beginning of year                                  $     64,228         $     62,606         $     59,337
Provision charged to operating expense                              10,755               11,035               14,070
                                                                    74,983               73,641               73,407
Less net loan charge-offs:
   Loans charged-off                                               (16,893)             (13,355)             (15,195)
   Less recoveries on loan charge-offs                               3,905                3,942                4,394

Net loan charge-offs                                               (12,988)              (9,413)             (10,801)

Balance at end of year                                        $     61,995         $     64,228         $     62,606


LOAN SERVICING (Note 7)

VNB Mortgage Services, Inc. ("MSI"), a subsidiary of VNB, is a servicer of residential mortgage loan portfolios. MSI is compensated for loan administrative services performed for mortgage servicing rights purchased in the secondary market and originated by VNB. The aggregate principal balances of mortgage loans serviced by MSI for others approximated $2.5 billion, $2.2 billion and $1.6 billion at December 31, 2000, 1999 and 1998, respectively. The outstanding balance of loans serviced for others is not included in the consolidated statements of financial condition.

VNB is a servicer of SBA loans, and is compensated for loan administrative services performed for SBA loans originated and sold by VNB. VNB serviced a total of $92.2 million, $89.0 million and $78.1 million of SBA loans at December 31, 2000, 1999 and 1998, respectively, for third-party investors.

The unamortized costs associated with acquiring loan servicing rights are included in other assets in the consolidated financial statements and are being amortized over the estimated life of net servicing income.

The following table summarizes the change in loan servicing rights during the years ended December 31, 2000, 1999 and 1998:


                                                             2000                1999               1998
                                                                            (in thousands)

Balance at beginning of year                                 $    36,809         $    20,765        $    13,514
Purchase and origination of loan
   Servicing rights                                                2,696              20,419             11,986
Amortization expense                                              (6,776)             (4,375)            (4,735)
Balance at end of year                                       $    32,729         $    36,809        $    20,765



Amortization expense is included in amortization of intangible assets.

PREMISES AND EQUIPMENT, NET (Note 8)

At December 31, 2000 and 1999, premises and equipment, net consisted of:


                                                                2000                   1999
                                                                        (in thousands)

Land                                                            $   21,079           $   20,204
Buildings                                                           61,600               59,963
Leasehold improvements                                              22,201               21,593
Furniture and equipment                                             83,030               78,724
                                                                   187,910              180,484
Less: Accumulated depreciation
   and amortization                                                (96,695)             (89,701)
   Total premises and equipment, net                            $   91,215           $   90,783



Depreciation and amortization included in non-interest expense for the years ended December 31, 2000, 1999 and 1998 amounted to approximately $9.6 million, $8.7 million and $10.3 million, respectively.

OTHER ASSETS (Note 9)

At December 31, 2000 and 1999, other assets consisted of the following:


                                                                             2000               1999
                                                                                     (in thousands)

        Loan servicing rights                                         $        32,729  $        36,809
        Goodwill                                                                5,249            4,393
        Core deposit intangible                                                 1,113            1,485
        Other real estate owned                                                   129            2,256
        Deferred tax asset                                                     22,984           37,697
        Due from customers on acceptances outstanding                          16,807           12,508
        Other                                                                  26,408           26,040
             Total other assets                                       $       105,419  $       121,188


DEPOSITS (Note 10)

Included in time deposits at December 31, 2000 and 1999 are certificates of deposit over $100 thousand of $1.0 billion and $928.1 million, respectively.

Interest expense on time deposits of $100 thousand or more totaled approximately $60.2 million, $39.7 million and $32.1 million in 2000, 1999 and 1998, respectively.

The scheduled maturities of time deposits as of December 31, 2000 are as follows:


                                                                                       (in thousands)
2001                                                                                    $   2,210,665
2002                                                                                          159,987
2003                                                                                           69,412
2004                                                                                            8,890
2005                                                                                           47,899
Thereafter                                                                                      7,380
                                                                                       $    2,504,233

BORROWED FUNDS (Note 11)

Short-term borrowings at December 31, 2000 and 1999 consisted of the following:

                                                                  2000                1999
                                                                  (in thousands)
Federal funds purchased                                        $      --          $    9,990
U.S. Treasury demand notes                                         7,992              20,000
Securities sold under agreement to repurchase                    312,310             244,436
Treasury tax and loan                                             21,231              40,000
Bankers acceptances                                               24,481              19,639
FHLB advances                                                     50,000             105,000
Line of credit                                                    10,000                  --
Other                                                                 --                  48
    Total short-term borrowings                               $  426,014         $   439,113

At December 31, 2000 and 1999, long-term debt consisted of the following:

                                                                  2000                1999
                                                                  (in thousands)
FHLB advances                                                $   461,500         $   464,500
Securities sold under agreements to repurchase                   130,000             100,000
Other                                                                308                 381
    Total long-term borrowings                               $   591,808         $   564,881


The Federal Home Loan Bank (FHLB) advances had a weighted average interest rate of 6.07 percent at December 31, 2000 and 6.00 percent at December 31, 1999. These advances are secured by pledges of FHLB stock, mortgage-backed securities and a blanket assignment of qualifying mortgage loans. The advances are scheduled for repayment as follows:


                                                                                         (in thousands)

2001                                                                                          $ 177,000
2002                                                                                             17,000
2003                                                                                             82,000
2004                                                                                            102,000
2005                                                                                             23,000
Thereafter                                                                                      110,500
                                                                                              $ 511,500


Interest expense of $32.0 million, $25.5 million and $10.8 million was recorded on FHLB advances during the years ended December 31, 2000, 1999, and 1998, respectively.

The securities sold under agreements to repurchase included in long-term debt had a weighted average interest rate of 6.43 percent and 6.22 percent at December 31, 2000 and 1999, respectively. $100 million of securities sold under agreements to repurchase are due November, 2002 and $30 million are due March, 2005. Interest expense of $8.0 million and $942 thousand was recorded on this debt during the years ended December 31, 2000 and 1999, respectively. There was no interest expense recorded during 1998.

At December 31, 2000, Valley maintained a floating rate revolving line of credit in the amount of $35.0 million of which $10.0 million was outstanding. Interest expense of $1.4 million was recorded on this debt during the year ended December 31, 2000. This line is available for general corporate purposes and expires June 15, 2001. Borrowings under this facility are collateralized by investment securities of no less than 120 percent of the loan balance.

The amortized cost of securities pledged to secure public deposits, treasury tax and loan deposits, repurchase agreements, lines of credit, FHLB advances and for other purposes required by law approximated $884.0 million and $673.7 million at December 31, 2000 and 1999, respectively.

BENEFIT PLANS (Note 12)

Pension Plan

VNB has a non-contributory benefit plan covering substantially all of its employees. The benefits are based upon years of credited service, primary social security benefits and the employee's highest average compensation as defined. It is VNB's funding policy to contribute annually the maximum amount that can be deducted for federal income tax purposes. In addition, VNB has a supplemental non-qualified, non-funded retirement plan which is designed to supplement the pension plan for key officers.

The following table sets forth change in projected benefit obligation, change in fair value of plan assets, funded status and amounts recognized in Valley's financial statements for the pension plans at December 31, 2000 and 1999:


                                                                            2000                  1999
                                                                           (in thousands)

Change in projected benefit obligation
Projected benefit obligation at beginning of year                     $    30,847            $    31,021
   Service cost                                                             1,850                  2,018
   Interest cost                                                            2,293                  2,148
   Actuarial loss(gain)                                                       900                 (2,776)
   Benefits paid                                                           (1,306)                (1,564)
Projected benefit obligation at end of year                           $    34,584            $    30,847

Change in fair value of plan assets
Fair value of plan assets at beginning of year                        $    35,315            $    34,092
   Actual return on plan assets                                             4,359                  1,769
   Employer contributions                                                   1,171                  1,018
   Benefits paid                                                           (1,306)                (1,564)
Fair value of plan assets at end of year                              $    39,539            $    35,315

Funded status                                                         $     4,955            $     4,468
Unrecognized net asset                                                     (1,258)                (1,404)
Unrecognized prior service cost                                               151                    240
Unrecognized net actuarial gain                                            (6,473)                (6,718)
Accrued benefit cost                                                 $     (2,625)           $    (3,414)


Net periodic pension expense for 2000, 1999 and 1998 included the following components:


                                                                  2000            1999           1998
                                                                        (in thousands)

Service cost                                                  $   1,850       $   2,018       $  1,797
Interest cost                                                     2,293           2,148          1,964
Expected return on plan assets                                   (3,057)         (2,838)        (2,449)
Net amortization and deferral                                      (146)           (103)          (147)
Recognized prior service cost                                        89              36            103
Recognized net gains                                               (634)           (590)          (131)
Total net periodic pension expense                             $    395       $     671       $  1,137


The weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of benefit obligations for the plan were 7.40 percent and 4.50 percent, respectively, for 2000 and
7.75 percent and 4.50 percent, respectively, for 1999. The expected long-term rate of return on assets was 9.00 percent for 2000 and 9.50 percent for 1999 and the weighted average discount rate used in computing pension cost was 7.75 percent and 6.75 percent for 2000 and 1999, respectively. The pension plan held 57,696 shares of Valley National Bancorp stock at both December 31, 2000 and 1999.

Bonus Plan

VNB and its subsidiaries award incentive and merit bonuses to its officers and employees based upon a percentage of the covered employees' compensation as determined by the achievement of certain performance objectives. Amounts charged to salaries expense during 2000, 1999 and 1998 were $5.3 million, $4.8 million and $4.2 million, respectively.

Savings Plan

Effective May 1, 1999, VNB's 401(k) Plan was amended to merge the Employee Stock Ownership Plan ("ESOP") from the acquisition of Wayne into the VNB 401(k) Plan, creating a KSOP (a 401(k) plan with an employee stock ownership feature). This plan covers eligible employees of VNB and its subsidiaries and allows employees to contribute 1 percent to 15 percent of their salary, with VNB matching a certain percentage of the employee contribution. Beginning in May 1999, the VNB match is in shares of Valley stock. In 2000, VNB matched employee contributions with 51,403 shares, of which 24,218 shares were allocated from the former Wayne ESOP Plan and 28,055 shares were issued from Treasury stock. In 1999, VNB matched employee contributions with 32,259 shares, of which 16,860 shares were allocated from the former Wayne ESOP Plan and 15,399 shares were issued from treasury stock. VNB charged expense for contributions to the plan, net of forfeitures, for 2000, 1999 and 1998 amounting to $1.2 million, $944 thousand and $746 thousand, respectively.
At December 31, 2000 the KSOP had 98,800 unallocated shares.

In 1999 and 1998, 33,723 shares and 26,699 shares, respectively, were allocated to participants of the former Wayne ESOP Plan. ESOP expense for 1999 and 1998 was $865 thousand and $607 thousand, respectively. No shares were allocated in 2000 to participants of the former Wayne ESOP Plan.

Stock Option Plan

At December 31, 2000, Valley had a stock option plan which is described below. Valley applies APB Opinion No. 25 and related Interpretations in accounting for its plan. Had compensation cost for the plan been determined consistent with FASB Statement No. 123, net income and earnings per share would have been reduced to the pro forma amounts indicated below:


                                                                      2000             1999              1998
                                                                                  (in thousands,
                                                                              except for share data)

Net income
    As reported                                                       $  126,737       $  125,341        $  117,173
    Proforma                                                             125,488          124,296           116,148
Earnings per share
    As reported:
       Basic                                                           $    1.61        $    1.52         $    1.41
       Diluted                                                              1.60             1.51              1.39
    Proforma:
       Basic                                                           $    1.60        $    1.51         $    1.40
       Diluted                                                              1.58             1.49              1.38


Under the Employee Stock Option Plan, Valley may grant options to its employees for up to 2.9 million shares of common stock in the form of stock options, stock appreciation rights and restricted stock awards. The exercise price of options equal 100 percent of the market price of Valley's stock on the date of grant, and an option's maximum term is ten years. The options granted under this plan are exercisable not earlier than one year after the date of grant, expire not more than ten years after the date of the grant, and are subject to a vesting schedule. Non-qualified options granted by Midland Bancorporation, Inc. ("Midland") and assumed by Valley in its acquisition of Midland have no vesting period and a maximum term of fifteen years.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2000, 1999 and 1998: dividend yield of 3.12 percent for 2000, 3.71 percent for 1999 and 3.50 percent for 1998; weighted-average risk-free interest rate of 5.11 percent for 2000, 6.44 percent for 1999 and 5.00 percent for 1998; and expected volatility of 24.5 percent for 2000, 21.8 percent for 1999 and 18.5 percent for 1998. The effects of applying SFAS No. 123 on the proforma net income may not be representative of the effects on proforma net income for future years.

A summary of the status of qualified and non-qualified stock options as of December 31, 2000, 1999 and 1998 and changes during the years ended on those dates is presented below:


                                                                         1999
                                        2000                                                        1998

                                               Weighted-                    Weighted-                           Weighted-
                                                Average                      Average                             Average
                                               Exercise                      Exercise                           Exercise
       Stock Options             Shares          Price         Shares         Price             Shares            Price

Outstanding at
  beginning of year               2,150,769          $  17     2,489,642           $  13           2,580,125          $  11
Granted                             282,172             26       278,120              25             336,705             24
Exercised                         (305,669)             11      (593,217)              9            (403,502)             8
Forfeited                          (61,641)             23       (23,776)             22             (23,686)            19
Outstanding at
   end of year                    2,065,631             18     2,150,769              14           2,489,642             11
Options exercisable
   at year-end                    1,200,147             15     1,250,597              12           1,479,333             10
Weighted-average
   fair value of
   options granted
   during the year                 $   6.77                      $  5.81                             $  4.85


         The following table summarizes information about stock options outstanding at December 31, 2000:


                                    Options Outstanding                             Options Exercisable
                                          Weighted-
                                           Average
    Range of                              Remaining          Weighted-                              Weighted-
    Exercise            Number           Contractual          Average             Number             Average
     Prices          Outstanding            Life          Exercise Price       Exercisable       Exercise Price

         $  4-12             344,170             8.8 years        $      6             344,170          $       6
           12-19             681,004             5.0                    15             531,115                 15
           19-24             537,778             7.5                    23             265,602                 23
           24-29             502,679             9.1                    26              59,260                 25
            4-29           2,065,631             7.3                    18           1,200,147                 15


During 1998, stock appreciation rights granted in tandem with stock options were 12,010. There were 29,985, 53,087 and 53,087 stock appreciation rights outstanding as of December 31, 2000, 1999 and 1998, respectively.

Restricted stock is awarded to key employees providing for the immediate award of Valley's common stock subject to certain vesting and restrictions. The awards are recorded at fair market value and amortized into salary expense over the vesting period. The following table sets forth the changes in restricted stock awards outstanding for the years ended December 31, 2000, 1999 and 1998.



Restricted Stock Awards
                                                                 2000             1999              1998

Outstanding at beginning of year                                228,309          228,855           224,184
Granted                                                          67,406           64,471            64,275
Vested                                                          (70,023)         (61,506)          (57,305)
Forfeited                                                        (7,812)          (3,511)           (2,299)
Outstanding at end of year                                      217,880          228,309           228,855


The amount of compensation costs related to restricted stock awards included in salary expense in 2000, 1999 and 1998 amounted to $1.3 million, $1.1 million and $1.0 million, respectively.


INCOME TAXES (Note 13)

Income tax expense (benefit) included in the financial statements consisted of the following:



                                                          2000                 1999                 1998
                                                                             (in thousands)
Income tax from operations:
  Current:
      Federal                                         $   64,669           $   59,719           $   37,060
      State                                                1,919                2,356                4,030
                                                          66,588               62,075               41,090
  Deferred:
      Federal and State                                     (561)                (341)              (2,578)
      Total income tax expense                        $   66,027           $   61,734           $   38,512


The tax effects of temporary differences that gave rise to deferred tax assets and liabilities as of December 31, 2000 and 1999 are as follows:



                                                                      2000             1999
                                                                              (in thousands)
Deferred tax assets:
   Allowance for loan losses                                          $   21,715       $   22,270
   Investment securities available for sale                                1,400           16,667
   State privilege year taxes                                                 --              277
   Non-accrual loan interest                                                 182              317
   Other                                                                   7,717            7,344
     Total deferred tax assets                                            31,014           46,875

Deferred tax liabilities:
   Tax over book depreciation                                              2,476            2,969
   Purchase accounting adjustments                                           212              443
   Unearned discount on investments                                          188              428
   State privilege year taxes                                                 34               --
   Other                                                                   5,120            5,338
   Total deferred tax liabilities                                          8,030            9,178

Net deferred tax assets                                               $   22,984       $   37,697


A reconciliation between the reported income tax expense and the amount computed by multiplying income before taxes by the statutory federal income tax rate is as follows:


                                                             2000             1999              1998
                                                                                 (in thousands)


Tax at statutory federal income tax rate                     $   67,467       $   65,476        $   54,490
Increases (decreases) resulted from:
  Tax-exempt interest, net of interest
       incurred to carry tax-exempts                             (4,183)          (4,164)           (4,413)
  State income tax, net of federal tax benefit                    1,690            2,190             2,368
  Realignment of corporate entities                                  --           (2,615)          (15,406)
  Other, net                                                      1,053              847             1,473
  Income tax expense                                         $   66,027       $   61,734        $   38,512


COMMITMENTS AND CONTINGENCIES (Note 14)


Lease Commitments

Certain bank facilities are occupied under non-cancelable long-term operating leases which expire at various dates through 2047. Certain lease agreements provide for renewal options and increases in rental payments based upon increases in the consumer price index or the lessor's cost of operating the facility. Minimum aggregate lease payments for the remainder of the lease terms are as follows:

                                                                          (in thousands)

2001                                                                         $    7,337
2002                                                                              6,921
2003                                                                              6,566
2004                                                                              5,924
2005                                                                              4,575
Thereafter                                                                       38,057
     Total lease commitments                                                $    69,380


Net occupancy expense for 2000, 1999 and 1998 included approximately $4.6 million, $3.8 million and $4.5 million, respectively, of rental expenses for leased bank facilities.


Financial Instruments With Off-balance Sheet Risk

In the ordinary course of business of meeting the financial needs of its customers, Valley, through its subsidiary VNB, is a party to various financial instruments which are properly not reflected in the consolidated financial statements. These financial instruments include standby and commercial letters of credit, unused portions of lines of credit and commitments to extend various types of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated financial statements. The commitment or contract amount of these instruments is an indicator of VNB's level of involvement in each type of instrument as well as the exposure to credit loss in the event of non-performance by the other party to the financial instrument. VNB seeks to limit any exposure of credit loss by applying the same credit underwriting standards, including credit review, interest rates and collateral requirements or personal guarantees, as for on-balance sheet lending facilities.

The following table provides a summary of financial instruments with off-balance sheet risk at December 31, 2000 and 1999:


                                                                                    2000               1999
                                                                                          (in thousands)


Standby and commercial letters of credit                                       $   159,353        $   150,631
Commitments under unused lines of credit-credit card                               832,613            867,230
Commitments under unused lines of credit-other                                     587,804            549,405
Outstanding loan commitments                                                       436,618            476,534
Foreign exchange contracts                                                           2,137                570
   Total financial instruments with off-balance
     sheet risk                                                               $  2,018,525       $  2,044,370


Standby letters of credit represent the guarantee by VNB of the obligations or performance of a customer in the event the customer is unable to meet or perform its obligations to a third party. Obligations to advance funds under commitments to extend credit, including commitments under unused lines of credit, are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have specified expiration dates, which may be extended upon request, or other termination clauses and generally require payment of a fee.

At December 31, 2000, VNB had commitments to sell residential mortgage loans and SBA loans totaling $7.5 million.

The amounts set forth above do not necessarily represent future cash requirements as it is anticipated that many of these commitments will expire without being fully drawn upon. Most of VNB's lending activity is to customers within the state of New Jersey and Manhattan, except for automobile loans, which are to customers from 12 states, including New Jersey, and Canada.

Litigation

In the normal course of business, Valley may be a party to various outstanding legal proceedings and claims. In the opinion of management, the consolidated financial position or results of operations of Valley will not be materially affected by the outcome of such legal proceedings and claims.


SHAREHOLDERS' EQUITY (Note 15)

Capital Requirements

Valley is subject to the regulatory capital requirements administered by the Federal Reserve Bank. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Valley's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Valley must meet specific capital guidelines that involve quantitative measures of Valley's assets, liabilities and certain off-balance sheet items as calculated
under  regulatory  accounting  practices.   Capital  amounts and classification
are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require Valley to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets, as defined in the regulations. As of December 31, 2000, Valley exceeded all capital adequacy requirements to which it was subject.

The most recent notification received from the Federal Reserve Bank categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized Valley must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

Valley's actual capital amounts and ratios as of December 31, 2000 and 1999 are presented in the following table:



                                                                                                    To Be Well Capitalized
                                                                                                         Under Prompt
                                                                         Minimum Capital              Corrective Action
                                                    Actual                  Requirements                  Provisions
                                           Amount         Ratio          Amount         Ratio         Amount          Ratio
                                                                          (in thousands)
As of December 31, 2000
   Total  Risk-based Capital                   $712,324      12.3%           $462,041       8.0%          $577,551       10.0%
   Tier I Risk-based Capital                    650,330      11.3             231,034       4.0            346,551        6.0
   Tier I Leverage Capital                      650,330       8.5             230,130       3.0            383,551        5.0

As of December 31, 1999
   Total Risk-based Capital                     733,184      13.2             445,327       8.0            556,659       10.0
   Tier I Risk-based Capital                    669,331      12.0             228,968       4.0            333,796        6.0
   Tier I Leverage Capital                      669,331       8.8             227,968       3.0            379,947        5.0


Dividend Restrictions

VNB, a national banking association, is subject to a limitation in the amount of dividends it may pay to Valley, VNB's only shareholder. Prior approval by the Comptroller of the Currency ("OCC") is required to the extent that the total of all dividends to be declared by VNB in any calendar year exceeds net profits, as defined, for that year combined with its retained net profits from the preceding two calendar years, less any transfers to capital surplus. Under this limitation, VNB could declare dividends in 2001 without prior approval from the OCC equal to VNB's net profits for 2001 to the date of such dividend declaration less $7.3 million of excess dividends paid in the preceding two calendar years. In addition to dividends received from its subsidiary bank, Valley can satisfy its cash requirements by utilizing its own funds, cash and investments, as well as borrowed funds.

Preferred Stock

On February 12, 2000, the Board of Directors unanimously approved an amendment to Valley's Certificate of Incorporation to authorize 30,000,000 shares of a new class of "blank check" preferred stock. The primary purpose of the preferred stock is to maximize Valley's ability to expand its capital base. The amendment was approved by the Valley shareholders on April 6, 2000. At December 31, 2000, there were no shares of preferred stock issued.

Shares of Common Stock

The following table summarizes the share transactions for the three years ended December 31, 2000:


                                                                                                Shares in
                                                                             Shares Issued      Treasury


Balance, December 31, 1997                                                      73,733,078           (356,082)
   Effect  of stock incentive plan, net                                            231,338            152,472
   Purchase of treasury stock                                                           --           (220,125)
   Retirement of treasury stock                                                   (128,317)                --
   Issuance of stock from  treasury                                                     --            187,000

Balance, December 31, 1998                                                      73,836,099          (236,735)
   Stock dividend (5 percent)                                                    1,236,450          1,537,876
   Effect of stock incentive plan, net                                             526,937            168,366
   Purchase of  treasury stock                                                          --        (2,397,257)
   Retirement of treasury stock                                                   (380,326)               --

Balance, December 31, 1999                                                      75,219,160           (927,750)
   Stock dividend (5 percent)                                                           --          2,884,669
   Effect of stock incentive plan, net                                             (9,376)            311,380
   Purchase of treasury stock                                                           --         (2,770,770)
    Retirement of treasury stock                                                  (416,969)                --
Balance, December 31, 2000                                                      74,792,815           (502,471)


Treasury Stock

On May 23, 2000 Valley's Board of Directors authorized the repurchase of up to 3,000,000 shares of the Company's outstanding common stock. As of September 19, 2000 Valley had repurchased 571,070 shares of its common stock under this repurchase program, which was rescinded in connection with the signing of the definitive merger agreement with Merchants. This is in addition to the 3,000,000 shares purchased pursuant to an authorization by the Board of Directors in December 1999, the majority of which were used for the stock dividend issued on May 16, 2000. Reacquired shares are held in treasury and are expected to be used for employee benefit programs, stock dividends and other corporate purposes.

On June 10, 1999 Valley's Board of Directors rescinded the stock repurchase program it had announced on April 28, 1999 after 1.6 million shares of Valley common stock had been repurchased. Approximately 1.5 million treasury shares were issued in conjunction with the 5 percent dividend issued May 18, 1999. Rescinding the remaining authorization was undertaken in connection with Valley's acquisition of Ramapo.

On May 26, 1998 Valley's Board of Directors rescinded its previously announced stock repurchase program after 220,125 shares of Valley common stock had been repurchased. Rescinding the remaining authorization was undertaken in connection with Valley's acquisition of Wayne.

In addition, under an authorization by the Merchants Board to repurchase its common stock, 416,969 shares were purchased during 2000 and 380,329 shares were purchased in 1999.

CONSOLIDATED QUARTERLY FINANCIAL DATA (UNAUDITED) (Note 16)

                                                                  Quarters ended 2000
                                                        March 31            June 30            Sept 30              Dec 31
                                                                 (in thousands, except for share data)


Interest income                                        $ 137,688          $ 140,884          $ 144,116           $ 145,518
Interest expense                                          59,195             62,480             65,156              65,817
Net interest income                                       78,493             78,404             78,960              79,701
Provision for loan losses                                  2,450              2,875              2,580               2,850
Non-interest income                                       13,406             15,134             14,437              16,123
Non-interest expense                                      40,848             41,698             41,448              47,145
Income before income taxes                                48,601             48,965             49,369              45,829
Income tax expense                                        16,607             16,348             16,601              16,471
Net income                                                31,994             32,617             32,768              29,358
Earnings per share:
   Basic                                                    0.40               0.42               0.42                0.38
   Diluted                                                  0.40               0.41               0.42                0.37
Cash dividends per share                                    0.24               0.25               0.25                0.25
Average shares outstanding:
   Basic                                              80,159,333         78,535,472         77,950,692          77,788,652
   Diluted                                            80,782,279         79,233,181         78,616,344          78,533,942


                                                                          Quarters ended 1999
                                                        March 31            June 30            Sept 30              Dec 31
                                                                 (in thousands, except for share data)
Interest income                                         $124,200           $127,420           $131,001            $135,197
Interest expense                                          48,883             50,579             52,465              56,865
Net interest income                                       75,317             76,841             78,536              78,332
Provision for loan losses                                  2,200              2,175              2,935               3,725
Non-interest income                                       14,198             13,357             13,066              13,182
Non-interest expense                                      38,873             41,492             40,143              44,211
Income before income taxes                                48,442             46,531             48,524              43,578
Income tax expense                                        17,743             16,171             15,744              12,076
Net income                                                30,699             30,360             32,780              31,502
Earnings per share:
   Basic                                                    0.37               0.37               0.40                0.39
   Diluted                                                  0.36               0.36               0.40                0.38
Cash dividends per share                                    0.22               0.24               0.24                0.24
Average shares outstanding:
   Basic                                              83,350,791         82,591,796         81,832,107          81,747,094
   Diluted                                            84,355,631         83,454,481         82,618,043          82,479,594


PARENT COMPANY INFORMATION (Note 17)

Condensed Statements of Financial Condition

                                                                            December 31,
                                                                           2000                1999
                                                                           (in thousands)
Assets
   Cash                                                                $    2,641          $    3,250
   Interest bearing deposits with banks                                    22,125              36,127
   Investment securities available for sale                                44,752              55,909
   Investment in subsidiary                                               606,136             574,387
   Loan to subsidiary bank employee benefit plan                              893               1,071
   Other assets                                                             5,523               4,195
     Total assets                                                     $   682,070         $   674,939

Liabilities
   Dividends payable to shareholders                                  $    15,605         $    15,724
   Short-term  borrowings                                                  10,000                  --
   Other liabilities                                                          483               6,507
     Total liabilities                                                     26,088              22,231

Shareholders' Equity
   Preferred stock                                                             --                  --
   Common stock                                                            32,015              32,220
   Surplus                                                                321,970             330,198
   Retained earnings                                                      317,855             339,617
   Unallocated common stock held by employee
      benefit plan                                                           (775)               (965)
   Accumulated other comprehensive loss                                    (2,307)            (23,865)
                                                                          668,758             677,205
   Treasury stock, at cost                                                (12,776)            (24,497)
      Total shareholders' equity                                          655,982             652,708
      Total liabilities and shareholders' equity                      $   682,070         $   674,939


Condensed Statements of Income

                                                                       Years ended December 31,
                                                       ---------------------------------------------------------
                                                                  2000                1999               1998
                                                                            (in thousands)

Income
   Dividends from subsidiary                                 $   116,893         $   136,251        $    98,304
   Income from subsidiary                                          1,868               2,106              1,799
   Gains on securities transactions, net                             249               2,591                743
   Other interest and dividends                                    2,432               2,741                683
                                                                 121,442             143,689            101,529
Expenses                                                           4,332               4,064              4,484
Income before income taxes and equity in
   undistributed earnings of subsidiary                          117,110             139,625             97,045
Income tax (benefit) expense                                         (44)              1,580                118
Income before equity in undistributed
   earnings of subsidiary                                        117,154             138,045             96,927
Equity in undistributed earnings of
   subsidiary (excess dividends)                                   9,583             (12,704)            20,246
Net income                                                   $   126,737         $   125,341        $   117,173



Condensed Statements of Cash Flows


                                                                                            Years ended December 31,
                                                                                    2000            1999            1998

Cash flows from operating activities:                                                       (in thousands)
  Net income                                                                     $ 126,737       $ 125,341      $ 117,173
     Adjustments to reconcile net income to net cash provided by operating activities:
    Excess dividends of (equity in undistributed earnings) subsidiary               (9,583)         12,704        (20,246)
     Depreciation and amortization                                                     380             365            479
     Amortization of compensation costs pursuant to long-term
          stock incentive plan                                                       1,037           1,091          1,036
     Net accretion of discounts                                                         (8)            (49)          (360)
     Net gains on securities transactions                                             (249)         (2,591)          (743)
     Net (increase)decrease in other assets                                         (1,707)            317           (342)
     Net (decrease)increase in other liabilities                                    (6,085)          5,200         (1,148)
          Net cash provided by operating activities                                110,522         142,378         95,849
Cash flows from investing activities:
   Proceeds from sales of investment securities available for sale                  24,413           8,735         16,918
   Proceeds from maturing investment securities available for sale                   3,197          81,146         15,000
   Purchases of investment securities available for sale                           (15,817)        (78,666)       (71,809)
   Proceeds from sales of trading account securities                                    --           1,415             --
   Net decrease(increase) in short-term investments                                 14,002         (14,445)         1,422
   Decrease in advance to subsidiary                                                    --              --          3,409
   Payment of employee benefit plan loan                                               178             179            178
   Purchases of premises and equipment                                                  --              --           (141)
        Net cash provided by (used in) investing activities                         25,973          (1,636)       (35,023)

Cash flows from financing activities:
   Net increase in other borrowings                                                 10,000              --             --
   Purchases of common shares added to treasury                                    (79,161)        (75,496)        (9,724)
   Dividends paid to common shareholders                                           (71,723)        (66,801)       (58,974)
   Common stock issued, net of cancellations                                         3,780           3,408          8,531
        Net cash used in financing activities                                     (137,104)       (138,889)       (60,167)
Net (decrease)increase in cash and cash equivalents                                   (609)          1,853            659
Cash and cash equivalents at beginning of year                                       3,250           1,397            738
Cash and cash equivalents at end of year                                         $   2,641       $   3,250      $   1,397


FAIR VALUES OF FINANCIAL INSTRUMENTS (Note 18)

Limitations: The fair value estimates made at December 31, 2000 and 1999 were based on pertinent market data and relevant information on the financial instruments at that time. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire portfolio of financial instruments. Because no market exists for a portion of the financial instruments, fair value estimates may be based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For instance, Valley has certain fee-generating business lines (e.g., its mortgage servicing operation and trust and investment department) that were not considered in these estimates since these activities are not financial instruments. In addition, the tax implications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in many of the estimates.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments and mortgage servicing rights:

Cash and short-term investments: For such short-term investments, the carrying amount is considered to be a reasonable estimate of fair value.

Investment securities held to maturity and investment securities available for sale: Fair values are based on quoted market prices.

Loans: Fair values are estimated by obtaining quoted market prices, when available. The fair value of other loans is estimated by discounting the future cash flows using market discount rates that reflect the credit and interest-rate risk inherent in the loan.

Deposit liabilities: Current carrying amounts approximate estimated fair value of demand deposits and savings accounts. The fair value of time deposits is based on the discounted value of contractual cash flows using estimated rates currently offered for deposits of similar remaining maturity.

Short-term borrowings: Current carrying amounts approximate estimated fair value.

Long-term debt: The fair value is estimated by discounting future cash flows based on rates currently available for debt with similar terms and remaining maturity.

The carrying amounts and estimated fair values of financial instruments were as follows at December 31, 2000 and 1999:

                                                             2000                           1999
                                                   Carrying          Fair          Carrying         Fair
                                                    Amount          Value           Amount          Value
                                                                       (in thousands)
Financial assets:
   Cash and due from banks                           $ 239,105       $ 239,105       $ 194,502      $ 194,502
   Federal funds sold                                   85,000          85,000         173,000        173,000
   Investment securities held to maturity              577,450         543,034         560,673        524,682
   Investment securities available for sale          1,626,086       1,626,086       1,644,167      1,644,167
   Net loans                                         5,127,115       5,112,824       4,927,621      4,870,916

Financial liabilities:
   Deposits with no stated maturity                  3,632,595       3,632,595       3,533,899      3,533,899
   Deposits with stated maturities                   2,504,233       2,506,712       2,476,334      2,476,900
   Short-term borrowings                               426,014         426,014         439,113        439,113
   Long-term debt                                      591,808         593,939         564,881        548,043


The estimated fair value of financial instruments with off-balance sheet risk, consisting of unamortized fee income at December 31, 2000 and 1999 is not material.

BUSINESS SEGMENTS (Note 19)

VNB has four major business segments it monitors and reports on to manage its business operations. These segments are consumer lending, commercial lending, investment portfolio and corporate and other adjustments. Lines of business and actual structure of operations determine each segment. Each is reviewed routinely for its asset growth, contribution to pretax net income and return on assets. Expenses related to the branch network, all other components of retail banking, along with the back office departments of the bank are allocated from the corporate and other adjustments segment to each of the other three business segments. The financial reporting for each segment contains allocations and reporting in line with VNB's operations, which may not necessarily be compared to any other financial institution. The accounting for each segment includes internal accounting policies designed to measure consistent and reasonable financial reporting.

Consumer lending delivers loan and banking products and services mainly to individuals and small businesses through its branches, ATM machines, PC banking and sales, service and collection force within each lending department. The products and services include residential mortgages, home equity loans, automobile loans, credit card loans, trust and investment services and mortgage servicing for investors. Automobile lending is generally available throughout New Jersey, but is also currently available in twelve states and Canada as part of a referral program with State Farm Insurance Company which will phase out by the end of 2001.

The commercial lending division provides loan products and services to small and medium commercial establishments throughout northern New Jersey and Manhattan. These include lines of credit, term loans, letters of credit, asset-based lending, construction, development and permanent real estate financing for owner occupied and leased properties and Small Business Administration ("SBA") loans. The SBA loans are offered through a sales force covering New Jersey and a number of surrounding states and territories. The commercial lending division serves numerous businesses through departments organized into product or specific geographic divisions.

The investment portfolio segment handles the management of the investment portfolio, asset/liability management and government banking for VNB. The objectives of this department are production of income and liquidity through the investment of VNB's funds. The bank purchases and holds a mix of bonds, notes, U.S. and other governmental securities and other investments.

The corporate and other adjustments segment represents assets and income and expense items not directly attributable to a specific segment.

The following table represents the financial data for the four business segments for the years ended 2000, 1999 and 1998.


                                                                      Year ended December 31, 2000
                                                                             (in thousands)
                                                                                              Corporate
                                         Consumer          Commercial       Investment        and other
                                         Lending           Lending          Portfolio         Adjustments      Total
                                                                             (in thousands)
Average interest-earning assets               $ 2,786,273      $ 2,314,357       $ 2,217,861         $     --       $ 7,318,491

Interest income                                $  216,502       $  206,539        $  150,767       $  (5,602)        $  568,206
Interest expense                                   96,187           79,896            76,565              --            252,648
     Net interest income (loss)                   120,315          126,643            74,202          (5,602)           315,558

Provision for loan losses                           4,481            6,274                --              --             10,755
     Net interest income (loss) after
     provision for loan losses                    115,834          120,369            74,202          (5,602)           304,803

Non-interest income                                13,704            7,510               562           37,324            59,100
Non-interest expense                               24,201           18,271               347          128,320           171,139
Internal expense transfer                          34,643           28,776            27,576          (90,995)               --

Income (loss)before income taxes               $   70,694       $   80,832        $   46,841       $   (5,603)       $  192,764

Return on average interest-
     bearing assets (pre-tax)                       2.54%            3.49%             2.11%               --             2.63%

                                                                      Year ended December 31, 1999
                                                                             (in thousands)
                                                                                              Corporate
                                         Consumer          Commercial       Investment        And other
                                         Lending           Lending          Portfolio         Adjustments      Total

Average interest-earning assets               $ 2,696,100      $ 2,099,038       $ 2,235,093         $     --       $ 7,030,231

Interest income                                $  199,484       $  177,672        $  146,182       $  (5,520)        $  517,818
Interest expense                                   80,072           62,340            66,380              --            208,792
    Net interest income (loss)                    119,412          115,332            79,802          (5,520)           309,026

Provision for loan losses                           7,826            3,209                --              --             11,035
    Net interest income (loss) after
    provision for loan losses                     111,586          112,123            79,802          (5,520)           297,991

Non-interest income                                13,992            6,821               121           32,869            53,803
Non-interest expense                               27,019           17,176               328          120,196           164,719
Internal expense transfer                          33,490           26,073            27,764          (87,327)               --

Income (loss)before income taxes               $   65,069       $   75,695        $   51,831       $  (5,520)        $  187,075

Return on average interest-
    bearing assets (pre-tax)                        2.41%            3.61%             2.32%               --             2.66%



                                                                      Year ended December 31, 1998
                                                                             (in thousands)

                                                                                                 Corporate
                                             Consumer        Commercial        Investment        and other
                                             Lending           Lending         Portfolio        Adjustments         Total

Average interest-earning assets               $ 2,443,388      $ 1,923,623       $ 2,183,738        $   8,034       $ 6,558,783

Interest income                                $  192,830       $  166,730        $  146,765        $  (8,764)      $   497,561
Interest expense                                   77,686           61,160            69,430              255           208,531
     Net interest income (loss)                   115,144          105,570            77,335           (9,019)          289,030

Provision for loan losses                          10,586            3,364                --              120            14,070
     Net interest income (loss) after
     provision for loan losses                    104,558          102,206            77,335           (9,139)          274,960

Non-interest income                                16,310            7,761                81           26,670            50,822
Non-interest expense                               29,973           16,315               316          123,493           170,097
Internal expense transfer                          36,070           28,397            32,237          (96,704)               --

Income (loss)before income taxes               $   54,825       $   65,255        $   44,863       $   (9,258)       $  155,685

Return on average interest-
     bearing assets (pre-tax)                       2.24%            3.39%             2.05%               --              2.37%


                                   INDEPENDENT AUDITORS REPORT


KPMG LLP
Certified Public Accountants

New Jersey Headquarters
150 John F. Kennedy Parkway
Short Hills, NJ 07078


The Board of Directors and Shareholders
Valley National Bancorp:

We have audited the accompanying restated consolidated statements of financial condition of Valley National Bancorp and subsidiaries as of December 31, 2000 and 1999, and the related restated consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000. These restated consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these restated consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The restated consolidated financial statements give retroactive effect to the merger of Valley National Bancorp and Merchants New York Bancorp, Inc. on January 19, 2001, which has been accounted for as a pooling of interests as described in Note 2 to the restated consolidated financial statements. Accounting principles generally accepted in the United States of America proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These restated financial statements do not extend through the date of consummation.

In our opinion, the restated consolidated financial statements referred to above present fairly, in all material respects, the financial position of Valley National Bancorp and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.




September 14, 2001

                                                                  Exhibit 99.3

Management's Discussion and Analysis of Financial Condition and Results of Operations

The purpose of this analysis is to provide the reader with information relevant to understanding and assessing Valley's results of operations for each of the past three years and financial condition for each of the past two years. In order to fully appreciate this analysis the reader is encouraged to review the restated consolidated financial statements and statistical data presented in this document.

Cautionary Statement Concerning Forward-Looking Statements

This Form 8-K, both in the MD & A and elsewhere, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by an "asterisk" (*) or such forward-looking terminology as "expect," "look," "believe," "anticipate," "may," "will," or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to the direction of the economy in New Jersey and New York especially as it has been affected by recent developments, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of general economic conditions and legal and regulatory barriers and structure.
Actual results may differ materially from such forward-looking statements. Valley assumes no obligation for updating any such forward-looking statement at any time.

Recent Developments

On January 19, 2001 Valley completed its merger with Merchants New York Bancorp, Inc. ("Merchants"), parent of The Merchants Bank of New York headquartered in Manhattan. Under the terms of the merger agreement, each outstanding share of Merchants common stock was exchanged for 0.7634 shares of Valley common stock. As a result, a total of approximately 14 million shares of Valley common stock were exchanged (the exchange rate and number of shares exchanged have not been restated for the 5 percent stock dividend issued May 18, 2001). This merger added seven branches in Manhattan. The transaction was accounted for utilizing the pooling-of-interest method of accounting. The consolidated financial statements of Valley have been restated to include Merchants for all periods presented.

On July 6, 2000, Valley acquired Hallmark Capital Management, Inc. ("Hallmark"), a Fairfield, NJ-based investment management firm with $195 million of assets under management. Hallmark's purchase was a stock merger with subsequent earn-out payments. Hallmark's operations are continuing as a wholly-owned subsidiary at VNB. The transaction was accounted for as a purchase and resulted in goodwill of approximately $1.2 million at December 31, 2000 which is being amortized over a 10 year period.

During August 2000, Valley entered into a contract to sell its ShopRite credit card portfolio to American Express. The transaction closed and was recorded during the first quarter of 2001, with a balance of approximately $65.4 million of credit card receivables sold. This transaction will reduce both credit card fee income and related credit card expense during 2001.*

For many years, Valley National Bank has maintained an automobile loan program with the State Farm Insurance Company. While the loans generated by this program have been important to Valley, recent changes in market conditions for automobile lending have reduced the volume and profitability of the program relative to other loans and investments available to the bank. As a result of the expansion of State Farm's banking activities, Valley expects to phase out the origination of new loans under this program during 2001.* All loans originated by Valley during the program will remain under the bank's ownership, and Valley expects the portfolio to amortize in its normal course.* As of December 31, 2000, this portfolio represented 7.9 percent of Valley's interest earning assets and the amount of the portfolio had decreased by 12.3 percent during the last twelve-month period.
The gross yield of the portfolio for the year 2000 was 8.2 percent, prior to marketing payments to an affiliate of the insurance company, loan losses and all costs associated with originating and maintaining the portfolio. Management anticipates that the phasing out of this program should not have a material adverse effect on future net income.*

Earnings Summary

Net income was $126.7 million, or $1.60 per diluted share in 2000 compared with $125.3 million, or $1.51 per diluted share, in 1999 (2000 earnings per share amounts have been restated to give effect to the 5 percent stock dividend issued May 18, 2001). Return on average assets for 2000 was 1.66 percent compared with 1.70 percent in 1999, while the return on average equity rose to 20.24 percent in 2000 compared with 18.30 percent in 1999.
Net income for 2000 was negatively impacted as a result of increased interest rates, which contributed to higher funding costs and narrower margins. In addition, a stock repurchase plan throughout the fourth quarter of 1999 and much of 2000 utilized approximately $112.0 million of cash to acquire
Valley common stock. Net interest income and net income would have been higher if these funds were invested in interest earning assets.

Net Interest Income

Net interest income continues to be the largest source of Valley's operating income. Net interest income on a tax equivalent basis was $322.4 million for 2000 compared with $316.0 million for 1999. Higher average balances of total interest earning assets, primarily loans, combined with higher average interest rates for these interest earning assets were recorded during 2000. For 2000 total interest bearing liabilities increased as well as the interest rates associated with these liabilities compared to 1999.
Net interest income was also negatively impacted by the increase in the average balance and the rate associated with short-term borrowings and long-term debt and the use of funds for the repurchase of Valley common stock. The net interest margin decreased to 4.40 percent for 2000 compared with 4.49 percent for 1999. While loans have been growing, competition for loans has caused rates on new loans and total interest earning assets to increase at a slower pace than rates on interest bearing liabilities.

Average interest earning assets increased $288.3 million or 4.1 percent in 2000 over the 1999 amount. This was mainly the result of the increase in average balance of loans of $383.0 million or 8.2 percent offset by the decrease in average balance of taxable investments of $61.7 million or 3.1 percent. Included in taxable investments is Valley's portfolio of trust preferred securities of $249.0 million, at December 31, 2000. Valley purchased these securities in the latter part of the fourth quarter of 1998 through early second quarter of 1999 as part of a leverage strategy to increase interest earning assets and net interest income. These securities were funded by borrowings from the Federal Home Loan Bank ("FHLB") which are included in long-term debt.

Average interest bearing liabilities for 2000 increased $258.3 million or 4.8 percent from 1999. Average demand deposits increased by $79.5 million or 6.8 percent over 1999 balances. Average savings deposits decreased $15.7 million or 0.7 percent and average time deposits decreased $33.2 million or 1.4 percent from 1999. Average short-term borrowings increased $111.7 million or 34.8 percent over 1999 balances. Average long-term debt, which includes primarily FHLB advances, increased $195.4 million, or 50.4 percent. The increase in long-term debt can be attributed to the leverage strategy discussed above.

Average interest rates, in all categories of interest earning assets, increased during 2000 compared to 1999. The average interest rate for loans increased 30 basis points to 8.30 percent. Average interest rates on total interest earning assets increased 40 basis points to 7.86 percent. Average interest rates also increased on total interest bearing liabilities by 59 basis points to 4.43 percent from 3.84 percent. Average interest rates on deposits increased by 48 basis points to 4.07 percent. The decline in the net interest margin from
4.49 percent in 1999 to 4.40 percent in 2000 resulted from a smaller increase in net interest income in relationship to the growth in average interest earning assets.

The following table reflects the components of net interest income for each of the three years ended December 31, 2000, 1999 and 1998.


                                 ANALYSIS OF AVERAGE ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY AND
                                             NET INTEREST INCOME ON A TAX EQUIVALENT BASIS

                                       2000                                  1999                                 1998
                         Average                   Average     Average                  Average      Average                 Average
                         Balance      Interest      Rate       Balance     Interest      Rate        Balance      Interest      Rate

                                                                      (in thousands)
Assets
Interest earning assets
Loans (1)(2)            $ 5,065,852    $ 420,500     8.30%   $ 4,682,882     $374,829     8.00%   $ 4,359,876     $363,050     8.33%
Taxable investments (3)   1,939,191      132,400     6.83      2,000,861      126,858     6.34      1,786,008      114,289     6.40
Tax-exempt
investments(1)(3)           244,833       17,851     7.29        252,632       18,370     7.27        266,838       19,881     7.45
Federal funds sold and
other short-term
investments                  68,615        4,252     6.20         93,856        4,701     5.01        146,061        7,876     5.39
Total interest earning
  assets                $ 7,318,491    $ 575,003     7.86      7,030,231     $524,758     7.46      6,558,783     $505,096     7.70
Allowance for
loan losses                 (65,706)                            (63,505)                              (60,863)
Cash and due from
banks                       187,625                              194,104                              186,349
Other assets                217,160                              201,110                              196,667
Unrealized (loss) gain
on securities available
for sale                    (36,774)                             (2,614)                               17,190
Total assets            $ 7,620,796                          $ 7,359,326                          $ 6,898,126

Liabilities and
Shareholders' Equity
Interest bearing
liabilities
Savings deposits        $ 2,260,379     $ 57,470      2.54%  $ 2,276,031      $49,170     2.16%   $ 2,201,420     $ 53,515     2.43%
Time deposits             2,423,099      133,156      5.50     2,456,289      120,531     4.91      2,466,669      131,156     5.32
Total interest
bearing deposits          4,683,478      190,626      4.07     4,732,320      169,701     3.59      4,668,089      184,671     3.96
Short-term borrowing        432,849       26,598      6.14       321,144       16,394     5.10        275,580       15,054     5.46
Long-term debt              582,980       35,424      6.08       387,571       22,697     5.86        142,087        8,806     6.20
Total interest bearing
liabilities               5,699,307     $252,648      4.43     5,441,035     $208,792     3.84      5,085,756    $ 208,531     4.10
Demand deposits           1,254,103                            1,174,621                            1,083,794
Other liabilities            41,190                               58,657                               67,500
Shareholders' equity        626,196                              685,013                              661,076
Total liabilities and
shareholders' equity     $7,620,796                          $ 7,359,326                          $ 6,898,126
Net interest income
(tax equivalent basis)                   322,355                              315,966                              296,565
Tax equivalent
adjustment                                (6,797)                              (6,940)                              (7,535)
Net interest income                    $ 315,558                             $309,026                             $289,030
Net interest rate
differential                                         3.43%                                3.62%                                3.60%
Net interest margin (4)                              4.40%                                4.49%                                4.52%



(1 ) Interest income is presented on a tax equivalent basis using a 35 percent tax rate.
(2)   Loans are stated net of unearned income and include non-accrual loans.
(3) The yield for securities that are classified as available for sale is based on the average historical amortized cost.
(4) Net interest income on a tax equivalent basis as a percentage of earning assets.

The following table demonstrates the relative impact on net interest income of changes in volume of interest earning assets and interest bearing liabilities and changes in rates earned and paid by Valley on such assets and liabilities.


CHANGE IN NET INTEREST INCOME ON A TAX EQUIVALENT BASIS


                                               2000 Compared to 1999                     1999 Compared to 1998
                                               Increase(Decrease)(2)                     Increase(Decrease)(2)
                                        Interest       Volume         Rate        Interest       Volume         Rate
                                                                        (in thousands)
Interest income:
  Loans (1)                               $ 45,671      $ 31,435      $ 14,236      $ 11,779      $ 26,212    $ (14,433)
  Taxable investments                        5,542       (3,996)         9,538        12,569        13,631       (1,062)
  Tax-exempt investments(1)                  (519)         (569)            50       (1,511)       (1,041)         (470)
  Federal funds sold and
     other short-term
     investments                             (449)       (1,424)           975       (3,175)       (2,648)         (527)
                                            50,245        25,446        24,799        19,662        36,154      (16,492)
Interest expense:
  Savings deposits                           8,300         (340)         8,640       (4,345)         1,767       (6,112)
  Time deposits                             12,625       (1,648)        14,273      (10,625)         (550)      (10,075)
  Short-term borrowings                     10,204         6,435         3,769         1,340         2,372       (1,032)
  Long-term debt                            12,727        11,844           883        13,891        14,402         (511)
                                            43,856        16,291        27,565           261        17,991      (17,730)
Net interest income                       $  6,389      $  9,155      $ (2,766)     $ 19,401      $ 18,163     $  1,238
  (tax equivalent basis)


(1) Interest income is adjusted to a tax equivalent basis using a 35 percent tax rate.
(2) Variances resulting from a combination of changes in volume and rates are allocated to the categories in proportion to the absolute dollar amounts of the change in each category.

Non-Interest Income

The following table presents the components of non-interest income for the years ended December 31, 2000, 1999 and 1998.

                                         NON-INTEREST INCOME



                                                                           Years ended December 31,
                                                                  2000                1999               1998
                                                                                (in thousands)
Trust and investment services                                  $     3,563           $   2,414       $      1,813
Service charges on deposit accounts                                 18,180              15,864             15,297
Gains on securities transactions, net                                  355               2,625              1,480
Fees from loan servicing                                            10,902               8,387              7,382
Credit card fee income                                               8,403               8,655             10,153
Gains on sales of loans, net                                         2,227               2,491              4,863
Other                                                               15,470              13,367              9,834
   Total non-interest income                                   $    59,100           $  53,803       $     50,822



Non-interest  income  continues  to  represent  a  considerable  source  of
income  for  Valley.   Excluding  gains  on  securities transactions, total
non-interest income amounted to $58.7 million for 2000 compared with $51.2 million for 1999.

Trust and investment services includes income from trust operations, brokerage commissions, and asset management fees. On July 6, 2000, Valley acquired Hallmark Capital Management, Inc. ("Hallmark"), a

Fairfield, NJ-based investment management firm with $195 million of assets under management. Hallmark's purchase was a stock acquisition with subsequent earn-out payments over three years. Hallmark's operations are continuing as a wholly-owned subsidiary of VNB. The transaction was accounted for as a purchase and resulted in goodwill of approximately $1.2 million at December 31, 2000. Hallmark contributed additional fee income to the operations of Valley of $717 thousand in 2000 which is included in trust and investment services.

On July 30, 1999, VNB acquired New Century Asset  Management,  Inc.
("New Century"), a NJ-based money manager with approximately $120 million of assets under management. At closing, Valley paid an initial consideration of $640 thousand. The balance due will be paid on an earn-out basis over a five-year period, based upon a pre-determined formula. New Century is continuing its operation as a wholly owned subsidiary of VNB. The transaction was accounted for as a purchase and resulted in goodwill of $1.3 million. New Century contributed additional fee income to the operations of Valley of $881 thousand in 2000 and $326 thousand in 1999 which is included in trust and investment services.

Service charges on deposit accounts increased $2.3 million or 14.6 percent from $15.9 million for the year ended December 31, 1999 to $18.2 million in 2000. A majority of this increase is due to the implementation of new service fees and increased emphasis placed on collection efforts.

Included in fees from loan servicing are fees for servicing residential mortgage loans and SBA loans. Fees from loan servicing increased by 30.0 percent from $8.4 million for 1999 to $10.9 million for 2000 due to an increase in the size of the servicing portfolio. The increase in the servicing portfolio was due to the acquisition of servicing of several residential mortgage portfolios at the end of 1999 with an unpaid principal balance of approximately $668.2 million, the origination of new loans by VNB and their subsequent sale with servicing retained, offset by principal paydowns and prepayments. The aggregate principal balances of mortgage loans serviced by VNB Mortgage Services, Inc. ("MSI") for others approximated $2.5 billion, $2.2 billion and $1.6 billion at December 31, 2000, 1999 and 1998, respectively.

Included in credit card fee income is fee income from both the co-branded ShopRite credit card portfolio and Valley's own credit card portfolio. During August 2000, Valley entered into a contract to sell its co-branded ShopRite credit card portfolio to American Express. The transaction closed and was recorded during the first quarter of 2001. This transaction is expected to reduce both credit card fee income and related credit card expense during 2001.*

Gains on the sales of loans were $2.2 million in 2000 compared to $2.5 million in 1999. Gains are recorded primarily from the sale of SBA loans into the secondary market. The decrease of $264 thousand resulted from a decline in the volume of SBA loans being sold by Valley into the secondary market during 2000.

Other non-interest income increased $2.1 million to $15.5 million in 2000 as compared to 1999. This increase is primarily attributed to an increase of commission revenues from the sale of title insurance policies from a title insurance business agency acquired by VNB in the second quarter of 1999. VNB received approval and a license from the New Jersey Department of Banking and Insurance to sell title insurance through a separate subsidiary, known as Wayne Title, Inc. The increase is also attributed to the gain recorded on the sale of two bank buildings owned by Valley.

Non-Interest Expense

The following table presents the components of non-interest expense for the years ended December 31, 2000, 1999 and 1998.


                                                      NON-INTEREST EXPENSE

                                                                           Years ended December 31,
                                                           ---------------------------------------------------------
                                                                 2000               1999                1998
                                                                                (in thousands)


Salary expense                                                   $    76,116        $    70,596         $    68,076
Employee benefit expense                                              18,037             17,406              16,267
FDIC insurance premiums                                                1,239              1,350               1,404
Net occupancy expense                                                 15,469             14,641              16,344
Furniture and equipment expense                                       10,731              9,299               9,943
Credit card expense                                                    5,032              5,070               9,066
Amortization of intangible assets                                      7,725              5,369               5,780
Advertising                                                            4,682              5,336               4,813
Merger-related charges                                                    --              3,005               4,539
Other                                                                 32,108             32,647              33,865
   Total non-interest expense                                    $   171,139        $   164,719         $   170,097




Non-interest expense totaled $171.1 million for 2000, an increase of $9.4 million or 5.8 percent from the 1999 level, excluding merger-related charges. The largest components of non-interest expense are salaries and employee benefit expense which totaled $94.2 million in 2000 compared to $88.0 million in 1999. At December 31, 2000, full-time equivalent staff was 2,087 compared to 2,101 at the end of 1999. The acquisition of three companies, increases in sales-related incentives, and a tight labor market resulted in a higher salary expense in 2000 over 1999.

The efficiency ratio measures a bank's gross operating expense as a percentage of fully-taxable equivalent net interest income and other non-interest income without taking into account security gains and losses and other non-recurring items. Valley's efficiency ratio for the year ended December 31, 2000 was
45.2 percent, one of the lowest in the industry, compared with an efficiency ratio for 1999 of 43.9 percent. Valley strives to control its efficiency ratio and expenses as a means of producing increased earnings for its shareholders.

Both net occupancy expense and furniture and equipment expense increased during 2000 in comparison to 1999. The increase in these expenses can be attributed to an overall increase in the cost of operating bank facilities.

Credit card expense includes cardmember rebates, processing expenses and fraud losses for both the co-branded ShopRite credit card portfolio and Valley's own credit card portfolio. During August 2000, Valley entered into a contract to sell its ShopRite credit card portfolio to American Express. The transaction closed and was recorded during the first quarter of 2001. This transaction is expected to reduce both credit card fee income and related credit card expense.*

Amortization of intangible assets was $7.7 million in 2000 compared with $5.4 million in 1999, representing an increase of $2.4 million or 43.9 percent. The majority of this expense resulted from the amortization of residential mortgage servicing rights totaling $5.9 million during 2000, compared with $3.6 million for 1999. The increased amortization is mainly the result of portfolio acquisitions during the latter part of 1999. An impairment analysis is completed quarterly to determine the adequacy of the mortgage servicing asset valuation allowance.

During 1999, Valley recorded merger-related charges of $3.0 million related to the acquisition of Ramapo Financial Corporation ("Ramapo"). The major components of merger-related charges, consisting of real estate dispositions, professional fees, personnel expenses and other expenses totalled $300 thousand, $1.1 million, $1.1 million and $500 thousand, respectively. All amounts expensed as merger-related charges were paid during 1999 with the exception of contracts which will be paid over their remaining terms.

The significant components of other non-interest expense include data processing, professional fees, postage, telephone and stationery expense which totaled approximately $15.7 million for 2000, compared to $16.6 million for 1999.

Income Taxes

Income tax expense as a percentage of pre-tax income was 34.3 percent for the year ended December 31, 2000 compared to 33.0 percent in 1999. The effective tax rate for 2001 is expected to approximate 34 percent.*

Business Segments

VNB has four business segments it monitors and reports on to manage its business operations. These segments are consumer lending, commercial lending, investment portfolio and corporate and other adjustments. Lines of business and actual structure of operations determine each segment. Each is reviewed routinely for its asset growth, contribution to pretax net income and return on assets. Expenses related to the branch network, all other components of retail banking, along with the back office departments of the bank are allocated from the corporate and other adjustments segment to each of the other three business segments. The financial reporting for each segment contains allocations and reporting in line with VNB's operations, which may not necessarily be compared to any other financial institution. The accounting for each segment includes internal accounting policies designed to measure consistent and reasonable financial reporting. For financial data on the four business segments see "Note 19 of the Notes to Restated Consolidated Financial Statements."

The consumer lending segment had a return on average interest-earning assets before taxes of 2.54 percent for the year ended December 31, 2000 compared to 2.41 percent for the year ended December 31, 1999. Average interest-earning assets increased $90.2 million, which is attributable to an increase in home equity and residential mortgage lending. Interest rates on consumer loans increased by 37 basis points. This increase was mitigated by an increase in the cost of funds by 48 basis points. Income before income taxes increased $5.6 million primarily as a result of a decrease in the provision for loan losses due to a decrease in net charge-offs and a decline in non-interest expense due to decreased usage of credit cards.

The return on average interest-earning assets before taxes for the commercial lending segment decreased 12 basis points to 3.49 percent for the year ended December 31, 2000. Average interest-earning assets increased
$215.3 million as a result of an increased volume of loans. Interest rates on commercial loans increased by 46 basis points, offset by an increase in cost of funds by 48 basis points. Interest funding costs during most of 2000 rose faster than rates earned. Income before income taxes increased
$5.1 million primarily as a result of an increase in average interest-earning assets, offset by a decline in fee income during the period.

The investment portfolio segment had a return on average interest-earning assets, before taxes, of 2.11 percent for the year ended December 31, 2000, 21 basis points less than the year ended December 31, 1999. Average interest-earning assets decreased by $17.2 million. The yield on interest earning assets increased by 26 basis points to 6.8 percent, and was offset by an increase of 48 basis points in the cost of funds. Income before income taxes decreased 9.6 percent to $46.8 million, principally reflecting higher interest funding costs.

The corporate segment represents income and expense items not directly attributable to a specific segment including merger-related charges, gains on sales of securities, service charges on deposit accounts, and certain revenues and expenses recorded by acquired banks that could not be allocated to a line of business. The loss before taxes for the corporate segment increased to $5.6 million for the year ended December 31, 2000.

                                 ASSET/LIABILITY MANAGEMENT

Interest Rate Sensitivity

Valley's success is largely dependent upon its ability to manage interest rate risk. Interest rate risk can be defined as the exposure of Valley's net interest income to the movement in interest rates. Valley does not currently use derivatives to manage market and interest rate risks. Valley's interest rate risk management is the responsibility of the Asset/Liability Management Committee ("ALCO"), which reports to the Board of Directors. ALCO establishes policies that monitor and coordinate Valley's sources, uses and pricing of funds.

Valley uses a simulation model to analyze net interest income sensitivity to movements in interest rates. The simulation model projects net interest income based on various interest rate scenarios over a twelve and twenty-four month period. The model is based on the actual maturity and repricing characteristics of rate sensitive assets and liabilities. The model incorporates assumptions regarding the impact of changing interest rates on the prepayment rates of certain assets and liabilities. According to the model run for year end 2000, over a twelve month period, an interest rate increase of 100 basis points resulted in a decrease in net interest income of approximately $10.0 million while an interest rate decrease of 100 basis points resulted in an increase in net interest income of approximately $11.0 million. Management cannot provide any assurance about the actual effect of changes in interest rates on Valley's net interest income. In a continued declining interest rate environment, Valley's net interest income is not expected to change materially.*

The following table shows the financial instruments that are sensitive to changes in interest rates, categorized by expected maturity, and the instruments' fair value at December 31, 2000. Market risk sensitive instruments are generally defined as on-and-off balance sheet financial instruments.


                        INTEREST RATE SENSITIVITY ANALYSIS

                                                                                                               Total        Fair

                       Rate        2001         2002        2003         2004        2005       Thereafter    Balance        Value
                                                                        (in thousands)
Interest  sensitive
assets:
Federal funds sold      5.04%   $   85,000     $      --   $      --    $      --   $      --   $       --   $  85,000   $  85,000
Investment securities
   held to maturity     6.80        65,925         8,182       6,783        6,820       6,551      483,189     577,450      543,034
Investment securities
   available for sale   6.93       632,769        92,403      85,752       77,064      90,154      647,944   1,626,086    1,626,086
Loans:
        Commercial      9.68       935,939        28,604      20,616       19,379      11,450       10,805   1,026,793    1,057,586
        Mortgage        7.84       687,481       359,942     396,697      459,763     262,884      554,565   2,721,332    2,663,916
        Consumer        8.35       718,878       301,010     204,687      110,823      42,837       62,750   1,440,985    1,453,317
Total interest
   sensitive assets     7.89%   $3,125,992     $ 790,141   $ 714,535    $ 673,849   $ 413,876   $1,759,253  $7,477,646   $7,428,939
Interest sensitive
  Liabilities:
Deposits:
        Savings         2.40%   $  701,807     $ 792,993   $ 485,708    $ 104,080   $ 104,080   $   99,125  $2,287,793   $2,287,793
        Time            5.70     2,210,882       159,980      69,253        8,887      47,854        7,377   2,504,233    2,506,712
Short-term
   borrowings           5.76       426,014            --          --           --          --           --     426,014      426,014
Long-term debt          6.13       127,079       117,086      82,060      102,016      53,018      110,549     591,808      593,939
Total interest
sensitive liabilities   4.45%   $3,465,782    $1,070,059   $ 637,021    $ 214,983   $ 204,952   $  217,051  $5,809,848   $5,814,458
Interest sensitivity
   gap                          $ (339,790)    $(279,918)  $  77,514    $ 458,866   $ 208,924   $1,542,202  $1,667,798   $1,614,481
Ratio of interest
sensitive assets to
interest sensitive
Liabilities                        (0.90:1)      (0.74:1)     1.12:1       3.13:1      2.02:1       8.11:1      1.29:1       1.28:1


Expected maturities are contractual maturities adjusted for all payments of principal. Valley uses certain assumptions to estimate fair values and expected maturities. For investment securities and loans, expected maturities are based upon contractual maturity, projected repayments and prepayments of principal. The prepayment experience reflected herein is based on historical experience. The actual maturities of these instruments could vary substantially if future prepayments differ from historical experience. For deposit liabilities, in accordance with standard industry practice and Valley's own historical experience, "decay factors" were used to estimate deposit runoff for savings. Off-balance sheet items are not considered material.

The total negative gap repricing within 1 year as of December 31, 2000 was $339.8 million, representing a ratio of interest sensitive assets to interest sensitive liabilities of (0.90:1). Management does not view this amount as presenting an unusually high risk potential, although no assurances can be given that Valley is not at risk from interest rate increases or decreases.*

Liquidity

Liquidity measures the ability to satisfy current and future cash flow needs as they become due. Maintaining a level of liquid funds through asset/liability management seeks to ensure that these needs are met at a reasonable cost. On the asset side, liquid funds are maintained in the form of cash and due from banks, federal funds sold, investments securities held to maturity maturing within one year, securities available for sale and loans held for sale. Liquid assets amounted to $2.0 billion and $2.1 billion at December 31, 2000 and 1999, respectively. This represents 26.7 percent and 28.8 percent of earning assets, and 25.5 percent and 27.4 percent of total assets at December 31, 2000 and 1999, respectively.

On the liability side, the primary source of funds available to meet liquidity needs is Valley's core deposit base, which generally excludes certificates of deposit over $100 thousand. Core deposits averaged approximately $5.0 billion for the year ended December 31, 2000 and $5.1 billion for the year ended December 31, 1999, representing 68.5 percent and 72.0 percent of average earning assets. Demand deposits have continued to increase, while both savings deposits and time deposits have been relatively unchanged during the last three years. The level of time deposits is affected by interest rates offered, which is often influenced by Valley's need for funds. Short-term and long-term borrowings through Federal funds lines, repurchase agreements, Federal Home Loan Bank ("FHLB") advances and large dollar certificates of deposit, generally those over $100 thousand, are used as supplemental funding sources. Valley previously borrowed from the FHLB as part of a leverage strategy to increase earning assets and net interest income. As of December 31, 2000, Valley had outstanding advances of $511.5 million with the FHLB. In the future, Valley may, as part of its operations, purchase earning assets and utilize borrowings to increase net interest income and net income. Additional liquidity is derived from scheduled loan and investment payments of principal and interest, as well as prepayments received. In 2000 proceeds from the sales of investment securities available for sale were $10.8 million, and proceeds of $404.8 million were generated from investment maturities. Purchases of investment securities in 2000 were $388.6 million. Short-term borrowings and certificates of deposit over $100 thousand amounted to $1.4 billion and $1.2 billion, on average, for the years ended December 31, 2000 and 1999, respectively.

During 2000, a substantial amount of loan growth was funded from a combination of deposit growth, maturities and normal payments of the investment portfolio, normal loan payments and prepayments, and borrowings. Valley anticipates using funds from all of the above sources to fund loan growth during 2001.*

The following table lists, by maturity, all certificates of deposit of $100 thousand and over at December 31, 2000. These certificates of deposit are generated primarily from core deposit customers and are not brokered funds.


                                                                                          (in thousands)


Less than three months                                                                    $   774,239
Three to six months                                                                           113,593
Six to twelve months                                                                           67,989
More than twelve months                                                                        71,192
                                                                                         $  1,027,013


Valley's cash requirements consist primarily of dividends to shareholders. This cash need is routinely satisfied by dividends collected from its subsidiary bank along with cash and investments owned. Projected cash flows from this source are expected to be adequate to pay dividends, given the current capital levels and current profitable operations of its subsidiary.* In addition, Valley has, as approved by the Board of Directors, repurchased shares of its outstanding common stock. The cash required for these purchases of shares has been met by using its own funds, dividends received from its subsidiary bank as well as borrowed funds. At December 31, 2000 Valley maintained a floating rate line of credit in the amount of $35.0 million, of which $10.0 million was outstanding. This line is available for general corporate purposes and expires June 14, 2002. Borrowings under this facility are collateralized by investment securities of no less than 120 percent of the loan balance.

Investment Securities


The amortized cost of securities held to maturity at December 31, 2000, 1999 and 1998 were as follows:


                                                INVESTMENT SECURITIES HELD TO MATURITY

                                                                           2000                1999               1998
                                                                                          (in thousands)
U.S. Treasury securities and
  other government agencies and
  corporations                                                            $    --             $    --          $  34,451
Obligations of states and
  political subdivisions                                                   78,062              88,220            105,363
Mortgage-backed securities                                                209,836             184,746            205,561
Other debt securities                                                     249,414             250,286            115,498
     Total debt securities                                                537,312             523,252            460,873
FRB & FHLB stock                                                           40,138              37,421             34,379
     Total investment securities
       held to maturity                                                  $577,450           $ 560,673          $ 495,252


The fair value of securities available for sale at December 31, 2000, 1999 and 1998 were as follows:


                                               INVESTMENT SECURITIES AVAILABLE FOR SALE

                                                                         2000                 1999                1998
                                                                                      (in thousands)

U.S. Treasury securities and other
   government agencies and
   corporations                                                         $ 150,621          $  117,211         $  180,252
Obligations of states and
   political subdivisions                                                 143,944             160,280            147,641
Mortgage-backed securities                                              1,285,395           1,281,739          1,301,877
Other debt securities                                                          --              39,885                 --
   Total debt securities                                                1,579,960           1,599,115          1,629,770
Equity securities                                                          46,126              45,052             43,245
   Total investment securities
   available for sale                                                  $1,626,086         $ 1,644,167        $ 1,673,015



                                    MATURITY DISTRIBUTION OF INVESTMENT SECURITIES HELD TO MATURITY
                                                         AT DECEMBER 31, 2000


                              Obligations of               Mortgage-
                           States and Political              Backed                    Other Debt
                               Subdivisions              Securities(5)                 Securities                  Total (4)
                                                                          (in thousands)

                           Amortized       Yield      Amortized       Yield       Amortized        Yield        Amortized      Yield
                            Cost (1)      (2)(3)      Cost (1)         (2)         Cost (1)         (2)          Cost (1)       (2)

0-1 years                     $  24,237       7.00%       $   463         5.35%      $      60        7.19%     $  24,761    6.97%
1-5 years                         7,921       5.10         35,004         7.52             375        6.80         43,300    7.07
5-10 years                       21,580       5.14         44,656         8.43              25        7.50         66,261    7.36
Over 10 years                    24,324       5.09        129,713         7.39         248,954        7.49        402,990    7.31
 Total securities             $  78,062       5.70%     $ 209,836         7.63%      $ 249,414        7.49%     $ 537,312    7.28%




                                   MATURITY DISTRIBUTION OF INVESTMENT SECURITIES AVAILABLE FOR SALE
                                                         AT DECEMBER 31, 2000

                               US Treasury
                              Securities and
                             Other Government             Obligations of               Mortgage-
                                 Agencies              States and Political              Backed
                             And Corporations                                                                        Total
                                                    Subdivisions                Securities(5)             (4)
                                                                       (in thousands)

                         Amortized       Yield        Amortized       Yield       Amortized       Yield       Amortized       Yield
                          Cost (1)        (2)         Cost (1)       (2)(3)        Cost (1)        (2)         Cost (1)        (2)

0-1 years                   $ 27,498          5.25%     $  26,417        6.85%      $    8,479        5.86%    $   62,395      6.01%
1-5 years                    113,940          6.18         38,177        6.24          404,146        6.23        556,263      6.22
5-10 years                     6,986          6.82         61,712        6.92          366,164        7.12        434,862      7.08
Over 10 years                  3,111          6.30         17,148        5.87          504,952        7.28        525,210      7.23
 Total securities           $151,535          6.04%     $ 143,454        6.60%      $1,283,741        6.90%    $1,578,730      6.79%


(1) Amortized costs are stated at cost less principal reductions, if any, and adjusted for accretion of discounts and amortization of premiums.
(2) Average yields are calculated on a yield-to-maturity basis.
(3) Average yields on obligations of states and political subdivisions are generally tax-exempt and calculated on a tax-equivalent basis using a statutory federal income tax rate of 35 percent.
(4) Excludes equity securities which have indefinite maturities.
(5) Mortgage-backed securities are shown using an estimated average remaining life.

Valley's investment portfolio is comprised of U.S. government and federal agency securities, tax-exempt issues of states and political subdivisions, mortgage-backed securities, equity and other securities. There were no securities in the name of any one issuer exceeding 10 percent of shareholders' equity, except for securities issued by the United States and its political subdivisions and agencies. The portfolio generates substantial cash flow. The decision to purchase or sell securities is based upon the current assessment of long and short term economic and financial conditions, including the interest rate environment and other statement of financial condition components.

At December 31, 2000, Valley had $209.8 million of mortgaged-backed securities classified as held to maturity and $1.3 billion of mortgage-backed securities classified as available for sale. Substantially all the mortgage-backed securities held by Valley are issued or backed by federal agencies. The mortgage-backed securities portfolio is a source of significant liquidity to Valley through the monthly cash flow of principal and interest. Mortgage-backed securities, like all securities, are sensitive to changes in the interest rate environment, increasing and decreasing in value as interest rates fall and rise. As interest rates fall, the increase in prepayments can reduce the yield on the mortgage-backed securities portfolio, and reinvestment of the proceeds will be at lower interest rates.

Included in the mortgage-backed securities portfolio at December 31, 2000 were $308.3 million of collateralized mortgage obligations ("CMO's") of which $75.0 million were privately issued. CMO's had a yield of 6.65 percent and an unrealized loss of $7.0 million at December 31, 2000. Substantially all of the CMO portfolio was classified as available for sale.

As of December 31, 2000, Valley had $1.6 billion of securities available for sale, unchanged from December 31, 1999. Those securities are recorded at their fair value. As of December 31, 2000, the investment securities available for sale had an unrealized loss of $1.6 million, net of deferred taxes, compared to an unrealized loss of $23.4 million, net of deferred taxes, at December 31, 1999. This change was primarily due to an increase in prices resulting from a decreasing interest rate environment for these investments. These securities are not considered trading account securities, which may be sold on a continuous basis, but rather are securities which may be sold to meet the various liquidity and interest rate requirements of Valley. In 1999, in connection with the Ramapo acquisition, Valley reassessed the classification of securities held in the Ramapo portfolio and transferred $42.4 million of securities held to maturity to securities available for sale to conform with Valley's investment objectives. In 1998, in connection with the Wayne acquisition, Valley reassessed the classification of securities held in the Wayne portfolio and transferred $1.6 million of securities held to maturity to securities available for sale to conform with Valley's investment objectives.

Loan Portfolio

As of December 31, 2000, total loans were $5.2 billion, compared to $5.0 billion at December 31, 1999, an increase of 4.0 percent. The following table reflects the composition of the loan portfolio for the five years ended December 31, 2000.


 LOAN PORTFOLIO

                                       2000               1999                1998               1997               1996
                                                                        (in thousands)

Commercial                           $ 1,026,793         $  929,673           $ 817,213          $ 781,914         $  763,581
  Total commercial loans               1,026,793            929,673             817,213            781,914            763,581

Construction                             160,932            123,531             112,819             94,162             98,435
Residential mortgage                   1,301,851          1,250,551           1,055,278          1,056,436          1,060,526
Commercial mortgage                    1,258,549          1,178,734           1,069,727            970,775            888,558
  Total mortgage loans                 2,721,332          2,552,816           2,237,824          2,121,373          2,047,519

Home equity                              306,038            276,261             226,231            225,899            230,265
Credit card                               94,293             92,097             108,180            146,151            150,233
Automobile                               976,177          1,054,542           1,033,938            931,579            813,058
Other consumer                            64,477             86,460              86,072             97,582             76,569
  Total consumer loans                 1,440,985          1,509,360           1,454,421          1,401,211          1,270,125

Less: unearned income                         --                 --                 (46)              (150)              (612)

   Total loans                       $ 5,189,110        $ 4,991,849         $ 4,509,412        $ 4,304,348        $ 4,080,613

As a percent of total loans:
Commercial loans                            19.8 %             18.6 %              18.1 %             18.2 %             18.7 %
Mortgage loans                              52.4               51.2                49.6               49.2               50.2
Consumer loans                              27.8               30.2                32.3               32.6               31.1
  Total                                    100.0 %            100.0 %             100.0 %            100.0 %            100.0 %



The majority of the increase in loans for 2000 was divided among commercial, residential and commercial mortgage loans. It is not known if the trend of increased lending in these loan types will continue.*

The commercial loan and commercial mortgage loan portfolio has continued its steady increase. Valley targets small-to-medium size businesses within the market area of the bank for this type of lending.

During 1996, Valley issued a co-branded credit card. Of the $94.3 million of credit card loans outstanding at December 31, 2000, approximately $70.1 million were the result of this co-branded credit card program. The decrease in the credit card portfolio is primarily attributable to a decrease in card usage. During August 2000, Valley entered into a contract to sell its co-branded credit card loans to American Express. The transaction closed and was recorded during the first quarter of 2001. This transaction will substantially reduce the total credit card portfolio.* For many years, Valley National Bank has maintained an automobile loan program with State Farm Insurance Company. While the loans generated by this program have been important to Valley, recent changes in market conditions for automobile lending have reduced the volume and profitablility of the program relative to other loans and investments available to the bank. As a result of the expansion of State Farm's banking activities, Valley expects to phase out the origination of loans under this program during 2001.*

All loans originated by Valley during the program will remain under the bank's ownership, and Valley expects the portfolio to amortize in its normal course. As of December 31, 2000, this portfolio represented 7.9 percent of Valley's earning assets and the amount of the portfolio had decreased by 12.0 percent during the last twelve-month period. The gross yield of the portfolio for the year 2000 was 8.2 percent, prior to marketing payments to an affiliate of the insurance company, loan losses and all costs associated with originating and maintaining the portfolio. Management anticipates that the phasing out of this program should not have a material adverse effect on future net income.*

These automobile loans are subject to Valley's normal underwriting criteria. This program was expanded during Valley's over 40 year relationship with the company to 12 states from Maine to Florida, as well as Canada.

In 1996 VNB established a finance company in Toronto, Canada to make auto loans. This Canadian subsidiary had interest income of approximately $2.7 million for the year ended December 31, 2000, and auto loans of $30.8 million at December 31, 2000. These loans are partially funded by a capital investment by VNB of $7.4 million, with additional funding requirements satisfied by lines of credit in Canadian funds. Any foreign exchange risk is limited to the capital investment by VNB.

Much of Valley's lending is in northern New Jersey and Manhattan, with the exception of the out-of-state auto lending program. However, efforts are made to maintain a diversified portfolio as to type of borrower and loan to guard against a downward turn in any one economic sector.* These loans are diversified as to type of borrower and loan. However, most of these loans are in Northern New Jersey and Manhattan, presenting a geographical and credit risk if there was a significant downturn of the economy within the region.

The following table reflects the contractual maturity distribution of the commercial and construction loan portfolios as of December 31, 2000:

                                                  1 Yr. or less    Over 1 to 5 Yrs.     Over 5 Yrs.        Total
                                                                            (in thousands)

Commercial - fixed rate                                $  43,075         $    109,956        $ 50,587      $ 203,618
Commercial - adjustable rate                             627,648               61,229         134,298        823,175
Construction - fixed rate                                 19,378                7,867              --         27,245
Construction - adjustable rate                            64,320               69,367              --        133,687
                                                       $ 754,421         $    248,419        $184,885     $1,187,725


Prior to maturity of each loan with a balloon payment and if the borrower requests an extension, Valley generally conducts a review which normally includes an analysis of the borrower's financial condition and, if applicable, a review of the adequacy of collateral. A rollover of the loan at maturity may require a principal paydown.

VNB is a preferred U. S. Small Business Administration ("SBA") lender with authority to make loans without the prior approval of the SBA. VNB currently has approval to make SBA loans in New Jersey, Pennsylvania, New York, Delaware, Maryland, North and South Carolina, Virginia, Connecticut and the District of Columbia. Between 75 percent and 80 percent of each loan is guaranteed by the SBA and may be sold into the secondary market, with the balance retained in VNB's portfolio. VNB intends to continue expanding this area of lending because it provides a good source of fee income and loans with floating interest rates tied to the prime lending rate.*

During 2000 and 1999, VNB originated approximately $30.6 million and $35.2 million of SBA loans, respectively and sold $21.9 million and $24.8 million, respectively. At December 31, 2000 and 1999, $42.6 million and $39.2 million, respectively, of SBA loans were held in VNB's portfolio and VNB serviced for others approximately $92.2 million and $89.0 million, respectively, of SBA loans.

Non-performing Assets

Non-performing assets include non-accrual loans and other real estate owned ("OREO"). Loans are generally placed on a non-accrual status when they become past due in excess of 90 days as to payment of principal or interest. Exceptions to the non-accrual policy may be permitted if the loan is sufficiently collateralized and in the process of collection. OREO is acquired through foreclosure on loans secured by land or real estate. OREO is reported at the lower of cost or fair value at the time of acquisition and at the lower of fair value, less estimated costs to sell, or cost thereafter.

Non-performing assets continued to decrease, and totaled $4.0 million at December 31, 2000, compared with $6.2 million at December
31, 1999, a decrease of $2.2 million or 34.9 percent. Non-performing assets at December 31, 2000 and 1999, respectively, amounted to 0.08 percent and 0.12 percent of loans and OREO. Non-performing assets have declined steadily over the past five years. Valley cannot predict whether or for how long this trend will continue.* The decrease in troubled debt restructured loans was the result of one loan which was paid off during the year.

Loans 90 days or more past due and still accruing which were not included in the non-performing category totaled $15.0 million at December 31, 2000, compared to $12.2 million at December 31, 1999. These loans are primarily residential mortgage loans, commercial mortgage loans and commercial loans which are generally well-secured and in the process of collection. Also included are matured commercial mortgage loans in the process of being renewed, which totaled $2.8 million and $1.5 million at December 31, 2000 and 1999, respectively. Loans 90 days or more past due and still accruing have remained at relatively stable levels during the past two years. It is not known if this trend will continue.*

The allowance for loan losses as a percent of loans has declined since 1996. Valley provides additions to the allowance based upon net charge-offs and changes in the composition of the loan portfolio.

The following table sets forth non-performing assets and accruing loans which were 90 days or more past due as to principal or interest payments on the dates indicated, in conjunction with asset quality ratios for Valley.


                                                              LOAN QUALITY

                                                2000           1999            1998           1997          1996
                                                                      (in thousands)
Loans past due in excess of
  90 days and still accruing                    $  14,952      $  12,194       $  7,769      $ 16,667       $ 11,005
Non-accrual loans                                $  3,883       $  3,910       $  7,653      $ 10,539       $ 17,420
Other real estate owned                               129          2,256          4,261         4,450          6,077
  Total non-performing assets                    $  4,012       $  6,166       $ 11,914      $ 14,989       $ 23,497
Troubled debt restructured loans                  $   949       $  4,852       $  6,387      $  6,723       $  7,116
Non-performing loans as a % of
  loans                                             0.07%          0.08%           0.17%         0.24%          0.43%
Non-performing assets as a % of
  loans plus other real estate owned                0.08%          0.12%           0.26%         0.35%          0.57%
Allowance as a % of loans                           1.19%          1.29%           1.39%         1.38%          1.43%


During 2000, recovered interest on non-accrual loans amounted to $126 thousand, compared with recovered interest of $624 thousand in 1999.

Although substantially all risk elements at December 31, 2000 have been disclosed in the categories presented above, management believes that for a variety of reasons, including economic conditions, certain borrowers may be unable to comply with the contractual repayment terms on certain real estate and commercial loans. As part of the analysis of the loan portfolio by management, it has been determined that there are approximately $29.4 million in potential problem loans at December 31, 2000, which have not been classified as non-accrual, past due or restructured.* Potential problem loans are defined as performing loans for which management has serious doubts as to the ability of such borrowers to comply with the present loan repayment terms and which may result in a non-performing loan. Of these potential problem loans, $7.7 million is considered at risk after collateral values and guarantees are taken into consideration. There can be no assurance that Valley has identified all of its potential problem loans. At December 31, 1999, Valley had identified approximately $7.7 million of potential problem loans which were not classified as non-accrual, past due or restructured.

Asset Quality and Risk Elements

Lending is one of the most important functions performed by Valley and, by its very nature, lending is also the most complicated, risky and profitable part of Valley's business. For commercial loans, construction loans and commercial mortgage loans, a separate credit department is responsible for risk assessment, credit file maintenance and periodically evaluating overall creditworthiness of a borrower. Additionally, efforts are made to limit concentrations of credit so as to minimize the impact of a downturn in any one economic sector.* These loans are diversified as to type of borrower and loan. However, most of these loans are in northern New Jersey and Manhattan, presenting a geographical and credit risk if there was a significant downturn of the economy within the region.

Residential mortgage loans are secured primarily by 1-4 family properties located mainly within northern New Jersey. Conservative underwriting policies are adhered to and loan to value ratios are generally less than 80 percent.

Consumer loans are comprised of home equity loans, credit card loans and automobile loans. Home equity and automobile loans are secured loans and are made based on an evaluation of the collateral and the borrower's creditworthiness. The majority of automobile loans have been originated through a program with State Farm Insurance Company, whose customer base generally has a good credit profile and generally have resulted in delinquencies and charge-offs equal to that typically experienced from traditional sources. These automobile loans are from 12 states, including
New Jersey, and management believes they generally present no more risk than those made within New Jersey.* All loans are subject to Valley's underwriting criteria. Therefore, each loan or group of loans presents a geographical risk and credit risk based upon the economy of the region.

The co-branded credit card portfolio was substantially generated through a pre-approved mailing during 1996 utilizing automated credit scoring techniques and additional underwriting standards.

Management realizes that some degree of risk must be expected in the normal course of lending activities. Allowances are maintained to absorb such loan and off-balance sheet credit losses inherent in the portfolio. The allowance for loan losses and related provision are an expression of management's evaluation of the credit portfolio and economic climate.

The following table sets forth the relationship among loans, loans charged-off and loan recoveries, the provision for loan losses and the allowance for loan losses for the past five years:


                                                                Years ended December 31,

                                          2000            1999            1998            1997            1996
                                                                     (in thousands)

Average loans outstanding                $5,065,852     $ 4,682,882      $4,359,876      $4,142,390      $3,775,311
Beginning balance -
   Allowance for loan losses               $ 64,228       $  62,606       $  59,337       $  58,543       $  56,917
Loans charged-off:
  Commercial                                  7,162           1,560             424           6,110           4,838
  Construction                                   --              --              --              --             110
  Mortgage-Commercial                           490             983           2,166           1,440           1,214
  Mortgage-Residential                          249             761           1,274             522             932
  Consumer                                    8,992          10,051          11,331           8,403           4,170
                                             16,893          13,355          15,195          16,475          11,264
Charged-off loans recovered:
  Commercial                                    947           1,148           1,073             876           3,621
  Construction                                   --             218             222              89              58
  Mortgage-Commercial                           372             268           1,074             227           1,462
  Mortgage-Residential                           49             133             329             167             222
  Consumer                                    2,537           2,175           1,696           1,080             991
                                              3,905           3,942           4,394           2,439           6,354
Net charge-offs                              12,988           9,413          10,801          14,036           4,910

Provision charged to
  operations                                 10,755          11,035          14,070          14,830           6,536

Ending balance-Allowance
  for loan losses                         $  61,995       $  64,228       $  62,606       $  59,337       $  58,543

Ratio of net charge-offs
  during the period to
  average loans outstanding
  during the period                           0.26%           0.20%           0.25%           0.34%           0.13%


The allowance for loan losses is maintained at a level estimated to absorb loan losses of the loan portfolio as well as other credit risk related charge-offs. The allowance is based on ongoing evaluations of the probable estimated losses inherent in the loan portfolio. VNB's methodology for evaluating the appropriateness of the allowance consists of several significant elements, which include the allocated allowance, specific allowances for identified problem loans, portfolio segments and the unallocated allowance. The allowance also incorporates the results of measuring impaired loans as called for in Statement of Financial Accounting Standards No. 114 "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118 "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures."

VNB's allocated allowance is calculated by applying loss factors to outstanding loans. The formula is based on the internal risk grade of loans or pools of loans. Any change in the risk grade of performing and/or non-performing loans affects the amount of the related allowance. Loss factors are based on VNB's historical loss experience and may be adjusted for significant circumstances that, in management's judgment, affect the collectibility of the portfolio as of the evaluation date.

Management establishes an unallocated portion of the allowance to cover any losses incurred within a given loan category which have not been otherwise identified or measured on an individual basis. Such unallocated allowance includes management's evaluation of local and national economic and business conditions, portfolio concentrations, information risk, operational risk, credit quality and delinquency trends. The unallocated portion of the allowance reflects management's attempt to ensure that the overall allowance reflects a margin for imprecision and the uncertainty that is inherent in estimates of expected credit losses.

The underwriting, growth and delinquency experience in the credit card portfolio will substantially influence the level of the allowance needed to absorb credit losses in the portfolio. Although credit card loans are generally considered more risky than other types of lending, a higher interest rate is charged to compensate for this increased risk. VNB continues to monitor the need for additions to the allowance.

During 2000, continued emphasis was placed on the current economic climate and the condition of the real estate market in the northern New Jersey area. Management addressed these economic conditions and applied that information to changes in the composition of the loan portfolio and net charge-off levels. The provision charged to operations was $10.8 million in 2000 compared to $11.0 million in 1999. The provision for loan losses was reduced in 2000 as a result of Valley's declining trend in non-performing loans during the year and due to the expected sale of the ShopRite credit card portfolio in 2001, which eliminated the need for the additional provisioning the bank was maintaining for that portfolio.

The following table summarizes the allocation of the allowance for loan losses to specific loan categories for the past five years:

                                                           Years ended December 31,
                                    2000                          1999                               1998
                                                                (in thousands)

                                         Percent                         Percent                         Percent
                                         of Loan                         of Loan                         of Loan
                                        Category                        Category                        Category
                        Allowance       to Total        Allowance       to Total        Allowance       to Total
                        Allocation        Loans         Allocation        Loans         Allocation        Loans

Loan category:
  Commercial                 $ 24,234          19.8 %        $ 24,609          18.6 %        $ 22,456          18.1 %
  Mortgage                     11,827          52.4            13,282          51.2            14,363          49.6
  Consumer                     12,559          27.8            12,813          30.2            12,417          32.3
  Unallocated                  13,375          N/A             13,524           N/A            13,370           N/A
                             $ 61,995         100.0%         $ 64,228         100.0 %        $ 62,606         100.0 %




                                                                 Years ended December 31,
                                                           1997                            1996
                                                                              (in thousands)
                                                                 Percent                              Percent
                                                                 of Loan                              of Loan
                                                                 Category                             Category
                                                Allowance        to Total            Allowance        to Total
                                                Allocation        Loans              Allocation        Loans

Loan category:
  Commercial                                         $19,692            18.2  %         $  24,714            18.7  %
  Mortgage                                            16,861            49.2               13,743            50.2
  Consumer                                            11,625            32.6                7,667            31.1
  Unallocated                                         11,159             N/A               12,419             N/A
                                                     $59,337           100.0  %         $  58,543           100.0  %


At December 31, 2000 the allowance for loan losses amounted to $62.0 million or 1.19 percent of loans, as compared to $64.2 million or 1.29 percent at December 31, 1999.

The allowance is adjusted by provisions charged against income and loans charged-off, net of recoveries. Net loan charge-offs were $13.0 million for the year ended December 31, 2000 compared with $9.4 million for the year ended December 31, 1999. The ratio of net charge-offs to average loans increased to 0.26 percent for 2000 compared with 0.20 percent for 1999. Charge-offs for 2000 include one $5.4 million charge-off on a commercial loan. While consumer loan charge-offs decreased during 2000, they were at a level less than the level reported throughout the industry on a national basis. Non-accrual loans remained relatively unchanged in 2000 in comparison to 1999, and was at its lowest level in five years, while loans past due
90 days and still accruing at December 31, 2000 were higher than at December 31, 1999.

The impaired loan portfolio is primarily collateral dependent. Impaired loans and their related specific and general allocations to the allowance for loan losses totaled $3.4 million and $949 thousand, respectively, at December 31, 2000 and $13.9 million and $2.0 million, respectively, at December 31, 1999. The average balance of impaired loans during 2000 and 1999 was approximately $11.8 million and $13.7 million, respectively. The amount of cash basis interest income that was recognized on impaired loans during 2000, 1999 and 1998 was $160 thousand, $616 thousand and $1.1 million, respectively.

Capital Adequacy

A significant measure of the strength of a financial institution is its shareholders' equity. At December 31, 2000, shareholders' equity totaled $656.0 million or 8.3 percent of total assets, compared with $652.7 million or
8.4 percent at year-end 1999.

On May 23, 2000 Valley's Board of Directors authorized the repurchase of up to 3,000,000 shares of the Company's outstanding common stock. As of September 19, 2000 Valley had repurchased 571,070 shares of its common stock under this repurchase program, which was rescinded in connection with the signing of the definitive merger agreement with Merchants. This is in addition to the 3,000,000 shares purchased pursuant to an authorization by the Board of Directors in December 1999, the majority of which were used for the stock dividend issued on May 16, 2000. Reacquired shares are held in treasury and are expected to be used for employee benefit programs, stock dividends and other corporate purposes.

In addition, under an authorization by the Merchants Board to repurchase its common stock, 416,969 shares were purchased during 2000 and 380,329 shares were purchased in 1999.

On February 12, 2000, the Board of Directors unanimously approved an amendment to Valley's Certificate of Incorporation to authorize 30,000,000 shares of a new class of "blank check" preferred stock. The primary purpose of the preferred stock is to maximize Valley's ability to expand its capital base. The amendment was approved by the Valley shareholders on April 6, 2000. At December 31, 2000, there were no shares of preferred stock issued.

Included in shareholders' equity as components of accumulated other comprehensive income at December 31, 2000 was a $1.6 million unrealized loss on investment securities available for sale, net of tax, and a currency translation adjustment loss of $678 thousand related to the Canadian subsidiary of VNB, compared to an unrealized loss of $23.4 million and a $418 thousand currency translation adjustment loss at December 31, 1999.

Risk-based guidelines define a two-tier capital framework. Tier 1 capital consists of common shareholders' equity less disallowed intangibles, while Total risk-based capital consists of Tier 1 capital and the allowance for loan losses up to 1.25 percent of risk-adjusted assets. Risk-adjusted assets are determined by assigning various levels of risk to different categories of assets and off-balance sheet activities.

Valley's capital position at December 31, 2000 under risk-based capital guidelines was $650.3 million, or 11.3 percent of risk-weighted assets, for Tier 1 capital and $712.3 million, or 12.3 percent, for Total risk-based capital. The comparable ratios at December 31, 1999 were 12.0 percent for Tier 1 capital and 13.2 percent for Total risk-based capital. At December 31, 2000 and 1999, Valley was in compliance with the leverage requirement having Tier 1 leverage ratios of 8.5 percent and 8.8 percent, respectively. Valley's ratios at December 31, 2000 were all above the "well capitalized" requirements, which require Tier I capital to risk-adjusted assets of at least 6 percent, Total risk-based capital to risk-adjusted assets of 10 percent and a minimum leverage ratio of 5 percent.

Book value per share amounted to $8.41 at December 31, 2000 compared with $8.04 per share at December 31, 1999.

The primary source of capital growth is through retention of earnings. Valley's rate of earnings retention, derived by dividing undistributed earnings by net income, was 43.66 percent at December 31, 2000, compared to 46.70 percent at December 31, 1999. Cash dividends declared amounted to $0.98 per share, equivalent to a dividend payout ratio of 56.34 percent for 2000, compared to 53.30 percent for the year 1999. The current quarterly dividend rate of $0.25 per share provides for an annual rate of $0.99 per share. Valley's Board of Directors continues to believe that cash dividends are an important component of shareholder value and that, at its current level of performance and capital, Valley expects to continue its current dividend policy of a quarterly distribution of earnings to its shareholders.*

Results of Operations - 1999 Compared to 1998

Valley reported net income for 1999 of $125.3 million or $1.51 earnings per diluted share, compared to the $117.2 million, or $1.39 earnings per diluted share earned in 1998.

Net interest income on a tax equivalent basis increased $19.4 million, or 6.5 percent, to $316.0 million in 1999. The increase in 1999 was due primarily to a $471.4 million increase in the average balance of interest bearing assets offset slightly by a $355.3 million increase in the average balance of interest bearing liabilities. Average rates on interest earning assets and interest bearing liabilities decreased 24 basis points and 26 basis points, respectively.

Non-interest income, excluding security gains, amounted to $51.2 million in 1999, compared with $49.3 million in 1998. Income from trust and investment services increased $601 thousand or 33.1 percent due primarily to additional fee income contributed by the acquisition of an investment management company during July 1999. Fees from loan servicing, which includes both servicing fees from residential mortgage loans and SBA loans, increased $1.0 million or 13.6 percent. This increase can be attributed to the acquisition of several residential mortgage portfolios, and the origination of both SBA and residential mortgage loans by VNB which were sold to third-party investors with servicing retained. Credit card income declined by $1.5 million due to a decrease in card usage. Other non-interest income increased $3.5 million or 35.9 percent, attributed primarily to the gain on the sale of one OREO property during 1999 and commission fees earned on the outsourcing of check processing which began in the fourth quarter of 1998.

Non-interest expense totaled $164.7 million in 1999, a decrease of $5.4 million. Non-interest expense for 1999 includes a $3.0 million merger-related charge from the acquisition of Ramapo and for 1998 includes a $4.5 million merger-related charge from the acquisition of Wayne. Salary and benefit expense for 1999 increased $3.7 million or 4.3 percent. This increase was offset by a decrease in credit card expense of $4.0 million, attributable to a decreased usage of the card.

Income tax expense as a percentage of pre-tax income was 33.0 percent for the year ended December 31, 1999 compared to 24.7 percent in 1998. The increase in the effective tax rate is attributable to tax benefits realized prior to 1999 that were not available during 1999.